UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report(Date of Earliest Event Reported):October 6, 2006

ASIAN FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

000-27129
(Commission File Number)
Wyoming	91-1922225

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

69930 Highway 111, Suite 100, Rancho Mirage, CA 92270
(Address of principal executive offices, with zip code)

(760) 219-2776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.  below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition
Voluntary Form 10-SB Disclosure
Description of Business
Description of Property
Risk Factors
Management’s Discussion and Analysis
Legal Proceedings
Security Ownership of Certain Beneficial Owners and Management
Directors and Executive Officers
Executive Compensation
Indemnification of Directors and Executive Officers
Certain Relationships and Related Transactions
Description of Securities
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholders Matters
Item 3.02.      Unregistered Sales of Equity Securities
Item 5.01.      Changes in Control
Item 5.02.      Departure of Directors or Principal Officers; Election of Directors;
                      Appointment of Principal Officers.
Item 5.03.      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 5.06.      Change in Shell Company Status
Item 7.01.      Regulation FD
Item 9.01.      Financial Statements and Exhibits

 Item 1.01           Entry into a Material Definitive Agreement

We filed a current report on Form 8-K on September 6, 2006 to disclose our entry into a definitive Equity Transfer Agreement with Duoyuan Investments Limited, a British Virgin Islands company with operating subsidiaries in the People’s Republic of China.  The transactions contemplated by the Equity Transfer Agreement closed on October 6, 2006.  The disclosure in the current reports on Form 8-K filed on September 6, 2006 is incorporated herein by reference.

In accordance with the Equity Transfer Agreement, we issued to Duoyuan Investments Limited (“Duoyuan Investments”) 47,100,462 shares of our common stock to purchase all of the equity interest of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (“Duoyuan China,” and the purchase of Duoyuan China will be referred to as the “Equity Transfer”).  As a result, Duoyuan China became our wholly-owned subsidiary, and Wenhua Guo, the sole shareholder of Duoyuan Investments, became our controlling shareholder.  We did not receive any cash proceeds from the Equity Transfer.  We plan to amend our Articles of Incorporation to change our name to “Duoyuan Digital Printing Holdings Company” (tentative).

Upon the closing of the Equity Transfer, all of our directors and officers resigned, and the following nominees appointed by Duoyuan Investments became our directors:  Wenhua Guo, Baiyun Sun, Xiqing Diao, Zhiguo Hao and Lixin Wang.  In addition, Wenhua Guo was appointed as President and Chief Executive Officer. We are in search of a Chief Financial Officer and in the meantime, Baiyun Sun will act as our Interim Chief Financial Officer.

The total amount of investment of Duoyuan China was increased from $6,000,000 to $30,000,000.  The Bureau of Commerce in Beijing approved the capital increase as well as the transfer of equity from Duoyuan Investments to Asian Financial, Inc.

In connection with the Equity Transfer, two convertible promissory notes in the amounts of US$50,000 and US$20,000, respectively, were converted into an aggregate amount of 2,000,000 shares of common stock of the Company on September 15, 2006.  Following the note conversion, the total number of outstanding shares of common stock of the Company became 3,500,000 shares.

As a result of the Equity Transfer and note conversion, we have 50,600,462 shares of common stock issued and outstanding.  Of that amount, Duoyuan Investments owns 47,100,462 shares of the Company, which equals approximately 93.1% of the total issued and outstanding shares of the Company on a fully diluted basis, with the balance held by those who held our shares prior to the Equity Transfer.  See the “Security Ownership of Management and Beneficial Owners” section below.

Item 2.01           Completion of Acquisition

On October 6, 2006, we completed an acquisition of Duoyuan China pursuant to the Equity Transfer Agreement, and Duoyuan China became our wholly-owned subsidiary.  The disclosure under Item 1.01 of this report is incorporated herein by reference.

Voluntary Form 10-SB Disclosure

As disclosed above, we acquired Duoyuan China pursuant to an Equity Transfer Agreement.  Item 2.01(f) of Form 8-K states that if the registrant was a shell company as we were, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 or, as in our case, Form 10-SB.  We are providing below the information that would be included in a Form 10-SB.

The information provided below relates to the combined Company after the Equity Transfer, except that information relating to periods prior to the date of the Equity Transfer only relates to Asian Financial unless otherwise specifically indicated.  As used in this report, all references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods prior to the closing of the Equity Transfer refer to Asian Financial, and references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods subsequent to the closing of the Equity Transfer refer to the combined Company, including its subsidiary Duoyuan China.

The statements contained in this report that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements about the expectations, beliefs, intentions or strategies regarding the future of the Company.  Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.  These include, among others, statements relating to the Company’s future expectations, performance, plans, and prospects, as well as assumptions about future events.  All forward-looking statements included in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  The forward-looking statements contained herein involve risks and uncertainties discussed under the heading “Risk Factors” below.  The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of such factors, including those set forth in this report.

Description of Business

Overview

Duoyuan Digital Printing Technology Industry (China) Co.  (“Duoyuan China”) is a China-based offset printing equipment and solution provider that develops, manufactures, markets and sells products used in the offset printing industry.  Until our acquisition of Duoyuan China and its subsidiaries (collectively, “Duoyuan”), our operations were limited, and our business strategy was to seek merger or acquisition candidates.

Our Corporate History

Asian Financial.  We were originally organized under the laws of the State of Nevada on August 10, 1998.  On July 27, 2005, we merged with Asian Financial, Inc., a Wyoming corporation, for the purpose of changing our domicile from Nevada to Wyoming.  Since our inception and until the Equity Transfer, we had not commenced operations and had not generated any revenues, and we have had no employees other than officers or directors.

The Acquisition of Duoyuan

On October 6, 2006, we completed an acquisition of Duoyuan China pursuant to the Equity Transfer Agreement, and Duoyuan China became our wholly-owned subsidiary.

Duoyuan China.  Duoyuan China was originally established and wholly owned by Duoyuan Industries (Holding) Inc. (“Duoyuan Industries”), which was incorporated in the British Virgin Islands.  In September 2002, Duoyuan Industries entered into an Equity Transfer Agreement with Duoyuan Investments, whereby Duoyuan Investments acquired 100% of the equity in Duoyuan China from Duoyuan Industries.  Mr. Wenhua Guo is the sole shareholder of both Duoyuan Industries and Duoyuan Investments.

Duoyuan’s origin in offset press engineering can be traced back to 1994.  In 1994, Beijing Duoyuan Electric Co., Ltd. (“Duoyuan Electric”) was established by Mr. Wenhua Guo and Duoyuan Group, a company also controlled by Mr. Wenhua Guo in Beijing, which produced its first generation of single-color small-format offset presses, among many other products.  Duoyuan China inherited the know-how and customer relations in the offset press business from Duoyuan Electric, but not the assets and liabilities.  Duoyuan China is Duoyuan’s operating headquarters with strategic planning, management, financing, research and development, sales and marketing, after-sales service and headquarter administration functions.

Langfang Duoyuan.  In October 2000, Beijing Yinghang Yinlu Advertising Co., Ltd. (“Yinghang Yinlu”) and Beijing Huiyuan Duoyuan Research Institute Co., Ltd. (“Huiyuan Duoyuan”), both controlled by Mr. Wenhua Guo, established Langfang Duoyuan Digital Technology Co., Ltd. in Langfang, Hebei Province as a production base for offset presses.  Yinghang Yinlu and Huiyuan Duoyuan had 5% and 95% of the capital interest of Langfang Duoyuan, respectively.

In March 2002, Duoyuan China acquired the 5% capital interest in Langfang Duoyuan that was previously held by Yinghang Yinlu.  In October 2005, Duoyuan China acquired from Huiyuan Duoyuan 90% capital interest in Langfang Duoyuan.  After this transaction, Duoyuan China and Huiyuan Duoyuan had 95% and 5% of capital interest of Langfang Duoyuan, respectively.  Langfang Duoyuan is the manufacturing base for small-format offset presses.  The prepress and postpress equipment are currently manufactured at Langfang Duoyuan.

Hunan Duoyuan.  Duoyuan China acquired Hunan Duoyuan Printing Machinery Co., Ltd. (“Hunan Duoyuan”) in March 2004, in which Duoyuan China and Langfang Duoyuan acquired 88% and 12% of the capital interest, respectively.  Prior to this acquisition, Hunan Duoyuan was known as Hunan Printing Machinery Co., Ltd. and was formerly a state-owned enterprise founded in 1969.  Hunan Duoyuan was historically one of the three major large-format offset press manufacturers in China and was designated to produce multicolor press.  Duoyuan acquired Hunan Duoyuan to increase the production capacity to meet the market demand for large-format offset presses.  Hunan Duoyuan now is the manufacturing base for large-format offset presses.

Exhibit 21.1 filed with the current report on Form 8-K on September 6, 2006 shows Duoyuan’s ownership structure, including its subsidiaries and affiliated companies, which exhibit is incorporated into this report by reference.

Our Business

Prior to the Equity Transfer, we had not had any operations since our inception.  As a result of the Equity Transfer, the operations of Duoyuan became our principal operations, and therefore all the information provided below includes the operations of Duoyuan, which is now our subsidiary.  We are a leading non-government owned offset printing equipment manufacturer in China.  Our products cover all three stages of the offset printing process, including prepress, press and postpress.  Offset presses currently generate the majority of our total sales.
companies.  These barriers to entry are uniquely complex and stronger than comparable industrial markets.

We are one of the leaders in the design and development of offset printing equipment and solutions in China.  We have a R&D center located in Beijing that is equipped with some of the best design and test tools and staffed with some of the most talented R&D staff in the industry in China, enabling us to continuously launch new products with improved quality and functionality with short time to market.

Our sales and service network consists of representative offices and agents that covers 23 provinces and over 100 cities in China.  We believe this is the largest sales and service network among our competitors in China.

Over 20,000 offset printing companies in China are using our offset presses.  We estimate this to be a 15% market share of currently operating offset presses in China.  The Print and Print Equipment Industries Association of China (“PPEIAC”) ranked us among the top three printing equipment providers in China, in terms of overall strength.
In our offset press segment, we offer four types of sheet-fed offset presses: single-color small-format presses, single-color large-format presses, multicolor small-format presses and multicolor large-format presses.

  Within the press segment, our multicolor presses currently generate the majority of our press sales.

  In prepress, we offer thermal Computer-To-Plate (CTP) systems, which transmit digital image data directly to a press plate from a computer.  CTP technology offers better consistency and higher quality because it eliminates the risk for human errors.  We believe that we are the first, and currently the only Chinese offset press producer in China to offer CTP systems at the commercial level.

  In postpress, we offer automatic booklet makers and automatic cutters and have several other products in trial production.

We have PRC cost advantages that enable us to offer our products at one-quarter to one-third the price of international models.  Our large format presses are manufactured in our Hunan Duoyuan facility and our small format presses and prepress and postpress solutions are manufactured in our second facility, Langfang Duoyuan.

We believe there are two major barriers to entry in the printer manufacturing market in China:  A high capital requirement and a high degree of technical know-how.  The industry is particularly capital intensive due to the cost of machinery to build printing equipment.  We believe that the technical knowledge in the industry is limited to a selected few

The Industry in Which We Operate

We believe we are well positioned to benefit from the rapid growth of expenditures on equipment in printing industry in China and from the growing demand for domestic printing equipment and solutions in China.

The Printing Industry in China

As the economy is growing rapidly and the export sector is booming in China, demand for publication printing work, such as, newspapers, magazines and books, etc., and commercial printing work, such as packages, corporate brochures, product categories, conference materials, etc., also grows.  From 2001 to 2005, the printing industry, excluding printing equipment and consumables, grew at an average rate of 12% per annum, according to the PPEIAC.  In 2005, according to PPEIAC, total output value of the Chinese printing industry, excluding printing equipment and consumables, was $39 billion, a 11% increase from 2004.  In dollar value, package printing is the largest category with nearly $13.5 billion in output, representing 35% of the total industry, and book and magazine printing represented the second largest category, with about 24% of total output, per PPEIAC.  Contracted printing work from overseas saw the highest growth in 2005, with a 32% increase over 2004, by PPEIAC estimates.  This growth was largely driven by a combination of improved printing work quality and low price charged for providing the service.  Offset printing is by far the most commonly used printing method, representing about 80%-90% of the total printing work.

Concurrently with the growth of the industry, the number of printing companies is also increasing.  In 2005, PPEIAC estimated there were approximately 106,000 government-licensed printing companies in China.  Among these companies, about 57,000 were commercial printing companies, 39,000 package printing companies, and about 6,000 publication printing companies.  The number of printing companies is growing at 3% per annum, according to PPEIAC.  There are also numerous unlicensed small printing companies that are not covered by official statistics.  In geographic distribution, most large and sophisticated printing companies are concentrated in coastal areas such as the Pearl River Delta region in the south, the Yangtze River Delta region in the east and the Bo Ocean Ring region in the north.  The printing companies in the west, middle and northeast China are smaller and less competitive, but the total number of printing companies there are large and growing more rapidly.

The printing industry in China is currently undergoing an important wholesale transition from single-color printing to multicolor printing.  A few years ago, most high quality multicolor printing work can only be handled by large and sophisticated printing companies in the coastal areas, especially in the Pearl River Delta region.  Now, almost every major city has a suburban area with concentrated printing companies that can handle a wide spectrum of printing works, from simple single-color works to fairly high quality multicolor printing works.  Multicolor printing is becoming a mainstream capability that almost every printing company has to have.

The Printing Equipment Industry in China

The rapid development in the printing industry fueled the even faster growth of the printing equipment in China.  From 2001 to 2005, the output value of the domestic printing equipment industry in China grew at an average rate of 24% per annum, according to PPEIAC.  In 2005, according to PPEIAC, total output value of the Chinese printing equipment industry was about $1.38 billion, a 16.5% increase from 2004.  Less than one-third of these output were exported to overseas markets; more than two-thirds were sold in the domestic market.

The printing companies in China generally have two sources from which to purchase printing equipment: domestic manufacturers and overseas manufacturers.  Although domestic printing equipment industry witnessed rapid growth during the past few years, the design and engineering level of the domestic industry still cannot meet the high-end users’ requirements.  Each year China still imports a large amount of high-end printing equipment, which is reflected in large import dollar value in this category of products.  According to the Chinese Customs Office statistics, China imported $1.7 billion worth of printing equipment during 2005.  This was about 1.7 times of those made and sold domestically.  Including domestically-made and imported printing equipment, the printing industry in China spent about $2.7 billion on printing equipment in 2005, up from about $1.7 billion in 2001.  Printing equipment spending was growing at an average rate of about 11% per annum from 2001 to 2005.  Leading domestic printing equipment manufacturers are determined to catch up with top international counterparts by investing in research and development and elevating engineering standards.  As the result, they are gaining market share more quickly than overseas suppliers.  Although domestically-made and sold printing equipment is still less in total dollar value purchased, the market share had improved from about 31% in 2001 to about 38% in 2005.  The trends show imports of printing equipment are decreasing and exports increasing.  In 2005, Chinese manufacturers exported $381 million worth of printing equipment, a 39% increase from 2004 and eleven times of that was exported five years ago.

Sheet-fed offset press is the largest category of printing equipment.  In 2005, China imported $708 million worth of sheet-fed offset presses from overseas suppliers, almost 100% from Germany and Japan.  It was growing at an average rate of 25% per annum from 2001 to 2005.  Our management estimates that the market demand for sheet-fed offset press in China is about $1 billion each year.  Based on industry data, Our management estimates that the prepress and postpress equipment were about 5% and 10% of the market demand in China in 2005.

Our Competitive Strengths

Non-government Owned.  We are the largest privately owned major offset printing equipment and solution provider in China.  As a non-government company, our focus is market-oriented and client-centric and we have an operating system that enables us to introduce new technologies and launch new products faster than our domestic competitors.  In addition, we have better internal control of sales and payment collection, and we are more proactive in market expansion and efficient in time to market.

PRC Cost Advantage.  Our pricing is competitive among domestic producers.  Those prices translate to about one-quarter to one-third the price of imported machines.  Our PRC cost advantages allow us to offer a quality product at a much lower price than international competitors, thus opening several markets for us outside of China.  We are currently expanding distribution to price-conscious markets like Africa, the Middle East and parts of Asia.  We are also developing a marketing strategy to offer products in some developed and western countries, where there is demand for standard machines at low costs.

Largest Sales and Service Network.  We believe we have one of the largest sales and service networks of all domestic offset printing equipment producers with over 200 sales professionals covering over 100 cities and 23 provinces throughout China.  We have wide geographic coverage and deep penetration in many local markets.  Our comprehensive service and quick response in after-sales maintenance and repair minimizes downtime for our customers.

Established Market Presence.  We have established market share in China in the offset press market, particularly in the small-format segment and increasingly in the large-format segment.  Our subsidiary Hunan Duoyuan, which produces multicolor large-format offset presses, has a significant existing customer base, which has been accumulated over many years.  We intend to capitalize on this existing brand awareness and market share and to leverage Hunan Duoyuan’s production capacity and existing customer base to grow in multicolor and large-format offset press segments, the largest and fastest growing segments of the print equipment market.

R&D Capabilities.  We have one of the largest and strongest R&D capabilities among all Chinese offset printing equipment producers.  With over 200 research and design engineers located at our 21,528 square foot R&D facility, we are confident that our R&D capabilities is one of, if not the best, in China.  This advantage enables us to compete at the forefront of new technologies and thus allows new solutions to be implemented in the marketplace in a short amount of time.

Business Strategy

Market Expansion.  Through our R&D capabilities, we can develop technologies and functions that will enable us to offer products to a wider range of geographical markets.  Currently our primary market is the PRC, however we are building relationships to distribute to non-western countries, including countries in Africa, the Middle East, and parts of Asia, and other price-conscious international markets.  Our current product lines address price-conscious markets, and we intend to further that capability by widening our reach.  We see growth potential in U.S. and western European countries in niche sectors of the printing market.  Because we offer our products at about a 50% - 60% discount to other major international competitors, we believe we can begin to capture mainstream printing sectors of the U.S. and additional western markets.  Current trends in western markets have included the addition of printing enhancements for more complex printing projects.  These products come from our competitors in Germany and Japan, but at higher costs.  We believe we can offer standard printing presses to this market at half the cost of our competitors.

Increase Pre- and Postpress Products.  We plan to offer more products in both the pre- and postpress segments.  In prepress, our CTP systems are experiencing strong growth.  We plan to increase production and market expansion in this segment.  In postpress, we currently offer automatic booklet makers and automatic cutters, both of which we plan to push into new markets.  In addition, we have several other postpress equipment in trial production, which will be introduced into the market.  We also plan on developing multicolor offset presses with maximum sheet width of 1,040 mm (40.94 inches) to widen our large-format multicolor press offering.

Reach Western Product Standards.  Our PRC cost advantage is principally attributed to lower labor costs, however, our international competitors – mainly German and Japanese companies, – offer presses with increased functionality and durability for which western and more developed markets are accustomed.  We intend to reach these western standards through continuing R&D in new materials and design, while still maintaining the cost advantage.

Growth Through Acquisition.  We intend to grow our business through strategic acquisitions of related printing software and hardware developers and their technologies.  Specifically, we plan to acquire workflow management solutions to integrate our prepress, press and post-press equipment solutions.

Products, Technology and Solutions

We currently offer prepress, press and post-press equipment.  Below is a table of our current product offerings:

Sheet-fed Offset Printing Presses

In sheet-fed offset printing press, we follow the European-US style of manufacturing, which is built on solid framework and is designed for heavy commercial printing work.  Our offset presses have passed testing by the National Printing Machinery Quality Supervision and Testing Center.

We offer four types of sheet-fed offset presses:

Single-color Small-format Press.  A single-color offset press has one set of press rollers dedicated to one color.  To make color print with a single color press, a sheet of paper typically must be processed four times, each time requiring precise adjustments for overprint, an obviously time-consuming and efficiency deficient form of printing.  Generally speaking, a small-format offset press has a maximum sheet in-take width of equal to or less than 520 mm (about 24.47 inch).  This type of press is typically best suited for a user who is just moving into offset printing from type-set printing, or whose print works are mostly single-colored, such as printing books.  It requires low initial investment and low operating skills for simple print projects.

Single-color Large-format Press.  A large-format offset press has a maximum sheet in-take width of larger than 520 mm (about 24.47 inch).  It can also handle thick and ultra-thick paper sheet.  Therefore, a single-color large-format offset press is an entry-level solution for package printing.  It requires relatively low initial investment and relatively low operating skills for simple package and multicolor print projects.

Multicolor Small-format Offset Press.  A multicolor offset press has more than one set of rollers.  Most multicolor presses have four sets of rollers dedicated to four separate colors – typically black, magenta, cyan, yellow – widely used in the printing industry, to generate all different colors.  A multicolor small-format offset press offers a relatively low-cost solution for higher quality and higher margin multicolor print works.  It requires relatively higher operating skills.  A multicolor small-format offset press is most suitable for a variety of multicolor print works such as corporate brochures, product catalogues, labels and small packages, etc.

Multicolor Large-format Offset Press.  This press combines multicolor with large paper sheet printing ability.  This is the most robust printing solution and is suited for high quality, high margin, and timely projects.  Multicolor large-format offset press requires the highest engineering skill to make and high operating skill to operate.  This type of press also requires a fair amount of high investment from the printing companies.

Prepress Printing Equipment

In prepress, we currently produce thermal Computer-to-Plate (CTP) systems, plate developers and automatic plate punch-makers.

CTP systems.  Digital formatting and processing – both prepress processes – plays an important role in improving the quality of presswork and efficiency of printing process.  This type of quality and efficiency can be achieved through the use of CTP systems.  Since its inception, CTP has quickly been adopted by commercial printing, package printing and newspaper printing companies in Europe and the U.S. China printing companies started using CTP in 2002, much later than those in developed economies.  Because the price of CTP plates is much higher than that of traditional plates, CTP penetration in Chinese printing companies was relatively low.  With increased investment in CTP plate technology, the output of CTP plates will increase and the price is expected to drop, thus boosting sales of CTP systems.  Currently, the majority of CTP systems in China are imported from overseas suppliers, principally from Japan and U.S.

We believe we are among the first few companies in China to develop CTP systems and the first offset press maker able to commercially produce them.  We currently produce two models of CTP systems: the CTP600 and the CTP800.  CTP800 has a higher configuration than CTP600.  To date, all CTP systems sold were CTP800s.

Plate Developer and Automatic Plate Punch-Maker.  We also produce traditional plate developers and automatic plate punch-makers.  Traditional plate development is the transfer of an image onto a press plate.  Plate developers are typically sold by us as an accessory to offset presses, not as a stand-alone product.  Automatic plate punch-makers punch holes of specific measurements through a plate to fit different offset presses.  We also sell automatic plate punch-makers as our complimentary products.

Post-press Equipment

Automatic Paper Cutter.  We manufacture an automatic paper cutter that is typically packaged it as a complimentary product to our offset presses.

Automatic Booklet Maker.  Our Automatic booklet maker combines the function of collating, folding, stitching and cutting into one machine.  We have the ability to commercially produce automatic booklet makers but the product has not started to generate sales.

Technology

We combine forefront technical innovation and precise engineering to offer a broad range of high quality and durable offset printing equipment at affordable prices.  We have proprietary technologies and applications that make our products stand out among our competitors in China.  These technologies increase the quality of printing and reduce operator workload, while setting barriers to entry.  We have accumulated and implemented many technologies and applications to our production, mainly associated with automation process as it relates to sheet-feeding and transfer, ink dispense, and overall centralized control ability.  These technologies decrease error and increase efficiency.

Technology	Application and Function
Sheet-feeding system	Designed with four suckers for sheet-placing and sheet-advancing, all controlled by a conjugated cam. Height of paper sheet pile can be automatically measured and adjusted based on thickness of paper sheet, and angle of sheet-lifting suckers also automatically adjusted according to angle of paper sheet pile.

Sheet-guiding technology	Uses atmospheric pressure to push paper onto transfer bridge to reduce jams caused by mechanical parts, which increases smoothness of paper sheet transfer.
Centralized monitoring and automatic regulation	Central touch screen control panel shows status of sheet-feed and automatically regulates paper arrival time and skew grade.
Centralized subsystems	Central control panel regulates and readies all sub-systems, such as sheet-feeding, front and side lay, pressure controller and cylinder registration controller. Data inputted or adjusted through touch screen window for pre-configuration to reduce make-ready time.

Cam-controlled hem front design	Increases both printing speed and accuracy of sheet transfer.
Multiple front lay guides	Several groups of individually adjustable front lay guides increase efficiency of press while in operation.
The combination of front lay and transfer gripping sheet control and localizing technology	Combination improves operating stability and printing speed.
Photoelectric detecting and auto lock-up	Automatically detects errors during printing and stops press if necessary.
Double-diameter impression cylinders	Use large impression cylinders twice the size of normal impression cylinders, producing higher quality print work, particularly in multicolor printing and can also handle thicker paper.
Anti-triangle 7 o’clock cylinder alignment	Superior cylinder layout assures even and consistent inking and prevents gap shock marking.
Data memory	Most frequently used press configuration data can be stored on a memory chip for the repeated print work.
Semiautomatic plate-changing	Aids manual changing of press plate, which reduces the make-ready time and increases efficiency.
Pneumatic engagement and disengagement unit	Improves accuracy of any adjustment.
Continuous alcohol	System improves quality of color application and can automatically match press speed.
CPC technology	CPC is an add-on sub-system to centrally control the amount of ink dispensed on to press rollers and adjusting color hue as needed. Traditional way of adjusting color hue is by manually adjusting the individual screw that controls each ink flow. CPC can be added to an electronically-controlled offset press to achieve the same purpose.

CTP Technology

We have also developed proprietary technologies used in our CTP systems.  These technologies enable better customization of each plate according to various customer requirements.  This includes an open data interface technology that allows customers to use custom workflow control systems, multiple plate compatibility that allows various plate threshold ranges, and data storage network that can be shared for varying types of CTP plates.

Technology	Application and Function
Variable laser modulation	Modular-design enables various combinations of laser scanners assembled to match differing customer requirements. Increased number of laser scanners translates into faster speed and increased efficiency.

Intelligent data center	Ensures multiple outputs after one raster image processing and enables Tagged Image File Format, one of the most widely supported file formats for storing bit-mapped images on personal computers, to be transferred to any CTP system through a network, to share resources.

Open data interface	Ability to select custom workflow control systems from different suppliers to match CTP needs.
User-friendly interface	Ensures simple and safe operation.
Plate-compatibility	Enables CTP system to use various types of thermo-plates with 830 nano meter in wavelength and 120 - 140mj/cm2 in threshold range.

Solutions

With a wide range of products and an intimate knowledge of the printing industry, we offer open and scalable solutions to printing companies with various requirements, at different stages and within pre-determined operating budgets.  This ability to offer complete and flexible solutions is one of the key competitive advantages for us in the fast changing environment of the Chinese printing industry.  These solutions can be custom-fit for each type of customer, ranging from low-cost, low operation skills for small print projects to more advanced, high-quality robust printing projects.  We offer products in every category to compliment each customer scenario.  The following table details our product offering from 1-5 categorized by an economy solution at 1, and the more robust solution at 5.

Solution	Target Client	Features of Solution
1) Economy	Transitioning from type-set printing to offset printing	Requires small investment, lower operation skills and small space, but generates quick return on investment. Products include: Plate Developer, Small-size single-color offset press, Cutter.
2) Premium	Thick paper and/or multicolor printing	Generates high quality printing and handles thick and ultra-thick paper. Products include: CTP System, Plate Developer, Single-color small-format offset press, Automatic Booklet Maker, Cutter.
3) Note Printing	Large amount of commercial note printing such as invoices, receipts, etc., printing work and multicolor printing work	Handles extra-thin paper and reduces paper waste associated with thin- and extra-thin paper printing. Modular design enables multiple projects to be processed simultaneously. Products include: CTP System, Plate Developer, Single-color small-format offset press, and Cutter.

4) Multicolor	High quality and higher margin multicolor print projects	Offers high quality printing at reasonable prices. Products include: CTP System, Plate Developer, Multicolor offset press, Automatic Booklet Maker, and Cutter.
5) Packaging	Small-format package print	Offers high quality package print solution at affordable price. Products include: Single-color large-format offset press.
6) Advanced	Highest quality and timely printing tasks	Requires very low operating expenses with highest quality output. Products include: CTP System, Plate Developer, Multicolor offset press, Automatic Booklet Maker and Cutter.

Research & Development

R&D Center.  Our R&D center is located at our headquarters in Beijing.  It occupies approximately 21,528 square feet of floor space, filled with one of the best offset printing equipment R&D teams in China.  The center consists of over 200 knowledgeable and innovative research and design engineers.  Together, they cover a broad range of disciplinary knowledge bases, including printing theory, image processing, mechanical engineering, automation, and computer sciences.  Experienced engineers are hired from major offset printer manufacturers in China, who have spent decades in offset printing product designs and development and who help guide project work and supervise overall design.  We employ engineers who are quick to grasp the latest technologies and respond to market demands.  Their profound design experience and precise working style is the basis for high design quality and sound design structure, on which our products are based.

Software and Design Tools.  Our R&D center is equipped with the best design and test tools in the industry.  We installed and used Inventor 3D designing software for product design.  We also established a software-based printing equipment simulation platform to test design and process control.  Specific printing parts can be designed in the 3D software and exported directly to the simulation platform where it is tested for real-world applications.  Such a simulation system drastically improves design efficiency and lowers cost for new product development.

File Management System.  We apply a complete design process and file management system to better use and manage our R&D resources.  Our R&D ideas come mainly from two resources.  One is the tracking of latest design technologies and applications used in offset printing equipment.  The second source, and more important source, is the feedback from our sales and service teams.  Our sales and technical staff hold regular monthly calls to each of our major customers to determine market needs and changes.  These ideas are collected, categorized, filed, and prioritized.  We have formed project-based teams to work on each customer suggestion to determine feasibility.  All R&D files are electronically stored and managed by our product documentation management with passwords to access and modify these R&D files.  This process improves design efficiency, consistency and accuracy, and also protects our intellectual property and know-how.

Strategic Relationships.  In addition to our in-house R&D team, we have has established long-term cooperation with Beijing Printing Institute, Xi’an Technology University and Beijing Printing Machinery Research Institute.  We also have cooperative research arrangements with aerospace research and engineering institutes for product reliability and latest technology trends.

Customer Service and Support

As precisely engineered capital goods, offset printing equipment requires reliable sales-related and after-sales service.  Our representatives consult with customers and agents to craft a best-fit solution based on the type and amount of project work most commonly used and within pre-determined budget constraints.  After a product delivery, we are responsible for the installation and configuration of the machines.  Our team consists of staff from the sales, the service, and the R&D departments.  The team works around pre-set timetables to ensure timely installation and operation.  After a product is installed and operational, our service team performs a trial run to test performance and stability to the customers’ satisfaction.  In addition, we provide training to our client’s operators.  For large format machines, we often keep staff at customer sites to assist with fulfilling initial orders and simultaneously provide in-depth individualized training to operators.

Our products come with standard one-year warranty.  In after-sales services, we have a fast and responsive parts supply system and credible after-sales service.  We have representative offices that act as local warehouses for spare parts.  We produce our own key parts, allowing us a 24-hour response time to customers.  We have a multi-tiered after-sales service process, where common problems are handled by our agents, more complicated problems are handled by local representatives, and the most complex problems are handled through experts from our Beijing headquarters.  All these measures help minimize downtime for our customers.

We have monthly calls to our customers from service staff and annual visits from senior management to assist with overall strategy and client satisfaction.  These calls and visits are an integral part in determining the dynamics of the printing industry as it relates to market needs and changing demands.  We also provide regular overhaul and upgrade services.

Manufacturing

We emphasize precision and quality in our production and assembly.  We have been certified with the ISO9001 and ISO14001 systems.

Our products are manufactured at our plants at Langfang Duoyuan and Hunan Duoyuan facilities.  Langfang Duoyuan focuses on small-format offset presses and prepress and postpress products, while Hunan Duoyuan focuses on large-format offset presses.  Both Langfang Duoyuan and Hunan Duoyuan are equipped with advanced and high-precision processing machines, tools and measuring devices.  Both plants are staffed with skilled and experienced workers and apply quality assurance and quality control measures.  We also use Statistic Processing Control/Statistic Processing Diagnostics in workflow management and Six Sigma management.

We source raw materials and parts from third-party suppliers and do not have any single primary supplier.  We apply Just-in-Time in inventory management to improve quality and lower cost.  We produce all key machinery parts internally.  Hunan Duoyuan has its own foundry plant to produce casting for its offset presses.  By avoiding off-the-shelf key parts, we are able to ensure quality and protect our intellectual property.

We produce both standardized products and products with customization.  Small-format presses are a relatively standard product and are kept at an optimum inventory level.  Most large-format presses are built when ordered, with sub-systems that can be added later if desired.  Langfang Duoyuan created the first production line in China to produce small-format offset presses.  As a result, we realize flexible production ability to produce different models based on the standard platform to meet changing market demands and reduce production costs.

Competition

Sheet-fed Offset Presses

Small Format Presses.  In small-format sheet-fed offset press sector, there are three tiers of producers in China.  In the top tier, there are Yingkou Gronhi Printing Machinery Co., Ltd., Yingkou Saxin Printing Machine Co., Ltd, Shandong Weifang Huaguang Printing Machinery Co., Ltd., Duoyuan, Shandong Weihai Hamada (JV) Printing Machinery Co., Ltd. and Shandong Weihai Printing Machinery Co., Ltd.  There are about 20 companies in the middle tier groups and many companies in the bottom tier.  Top tier companies have their own research and development, as well as large distribution network.  They have the majority of the market share and are able to command a higher price.  As the market demand for higher end machines increase, the tier-one companies are increasingly focusing on multicolor small-format and even large-format offset presses.  Several of the top tier companies are gradually launching their multicolor small-format offset press products.

Among international competitors, German press producers have completely ceased producing single-color presses.  Heidelberger Druckmaschinen AG is the only German press producer that still produces multicolor small-format presses.  Japanese producers supply most of the small-format presses in the international markets, both single-color and multicolor models.  Major Japanese small format press suppliers include Hamada Printing Press Co., Ltd. and Ryobi, Ltd.  Most Japanese producers focus on large-format presses and only keep small-format presses as legacy products.

Large Format Presses.  There are a few domestic companies producing large-format presses.  Even fewer domestic companies are capable of producing multicolor large-format offset presses and they are mainly competing with overseas companies for domestic market share.  Major domestic producers in this sector include Beiren Printing Machinery Holdings Limited, Shanghai Electric Group Printing & Packaging Machinery Co., Ltd., and Zhongjing Group and Duoyuan.

German and Japanese companies traditionally dominate multicolor large-format press sector.  German and Japanese Companies represent the top five suppliers in the world, including Heidelberger Druckmaschinen AG, MAN Roland Druckmaschinen AG, Koenig & Bauer Group (KBA), Mitsubishi Heavy Industries, Ltd., and Komori Corporation.  Other important producers include Shinohara Machinery Company, Sakurai Graphic Systems Corp, and Ryobi Limited from Japan, and Adast, the largest manufacturer of printing press in Eastern Europe.

Marketing, Sales and Services

Sales Network.  We have integrated sales, marketing and service capabilities with over 200 people.  At our headquarters, sales and service staff are divided into seven regional teams, covering Northeast China, North China, East China, Southeast China, Middle China, South China and Southwest China markets.  We have established 28 representative offices in 23 provinces with 106 agents and distributors in over 100 cities.  All of our sales are accomplished through our agents.  Our representatives are mainly responsible for supporting our agents’ sales efforts and providing sales service to our customers.

Exclusive Distributorship Agreements.  We manage our sales agents through exclusive distributorship arrangements and provide them with incentives in the form of a performance-based year-end rebating system.  We sign an exclusive local agent agreement for each local market.  We may also designate multiple agents for various models in a single local market as selected agents may specialize in distributing to different types of customers.  Our local representatives also develop key local customers who in turn are referred to our local agents at the time of purchase.  In case the purchase agreement is signed directly between us and a client, payment for purchase is typically made in full immediately after shipment is received.  Credit is not extended to small-format press buyers.  In the event that a purchase agreement is signed between a client and our agent, the agent must pay in full or sign a definitive installment schedule, usually 6 months for multicolor large format presses before shipment.  Agents may have a variety of payment arrangements with their customers, but those arrangements will not affect our payment collection.  In order to support our agent’s sales efforts, we assesses agent credit worthiness and lend products accordingly for display and demonstration purposes.  The lending period varies from one to three months.  At the end of the lending period, our agents must pay back the cost of the machine or return it.

Advertising and Exhibitions.  We use advertisements and exhibitions to promote our products to new customers and reinforce existing market positions.  We advertise in industrial journals and publications and often advertise at the local level to support our local agents while a new local market is being developed.  Industrial exhibitions are the most important means to promote our product and corporate image.  For example, we attended the Drupa Printing Technology Exhibition in 2005 and the Sixth Beijing International Printing Technology Exhibition (“China Print 2005”) in May 2005.  Both the Drupa Exhibition and China Print are among the six largest exhibitions in the global printing industry and are held every four years.  We launched our new multicolor product line at China Print 2005 and similar exhibitions provide opportunities for demonstration and new product offerings.

Pre-sales Service.  Our sales and marketing efforts are closely integrated with our pre-sales service activities.  We provide several types of product brochures and materials to our agents and potential and existing customers in an effort to familiarize them with specific product solutions and the benefits of our product offering.  We also regularly hold seminars and training programs focused on the latest developments in printing technologies, products implementation and related skills.  Our potential and existing customers can send staff to these seminars and training programs to learn how to master these technologies and skills and to practice on our demo products.  We can, in turn, convert these potential customers into buyers.  We have found that by creating a model client – by allowing customers to test machines at our facilities – additional potential buyers will be persuaded to become customers as they can see examples of existing customers.

Customers

Our customers are local distributors who sell our products to printing companies as end users.  We do not have a major customer whose sales revenues exceed 5% of our total revenues for fiscal years 2004 and 2005.  The typical revenue from each distributor is around 1%-2% of our total sales revenues.  The change of the composition of the customers each year is not significant because our marketing and sales strategy is to establish stable sale and purchase relationships with our customers by offering our customers good pre-sale and after-sale support, which includes training and periodic calls and visits.

Intellectual Property

As of June 30, 2006, we had 3 patents registered with the China Patent Bureau: (1) a vacuum chamber paper sheet lifting and advancing device, with a duration of ten years starting from the date of application, May 22, 2003; (2) a single-fiber field pattern used in multicolor press imaging systems, with a duration of 10 years starting from the date of application, May 22, 2003; and (3) an offset print appearance design, with a duration of 10 years starting from the date of application, January 31, 2005.  We have additional patents pending acceptance by the China Patent Bureau.  We have achieved over 30 technology awards and our offset presses are endorsed by the China Consumer Protection Fund as trustworthy products.  We have one patent licensed from Huiyuan Duoyuan, which is registered under China Patent Bureau as “an automatic offset press printing oil supply quick cleaning device.”  This licensing agreement has no terms relating to time of use.  We believe this license can be used indefinitely as long as the license is in its protection period.

Employees

We currently have over 1,700 employees.  All our employees are based in China and are full-time employees, and substantially all of our employees have executed employment agreements with us, which are governed by Chinese law.  All of our employment contracts are for a fixed period of one year and may be renewed upon notice from an employee, and with our consent.  After 10 years of employment, an employee may enter into an employment agreement with us for an indefinite period of time, subject to our consent.  We may terminate an employment agreement for cause, without notice or severance.  We may also terminate an employment agreement upon 30 days’ notice if an employee is not suitable for the job due to medical or other reasons.  If we lay off an employee because of an economic downturn or terminate an employee because the employee is not suitable for the job or is not able to work due to sickness or injury, we are obligated to pay up to 12 months’ salary as severance.  An employee may terminate his/her employment agreement without cause upon one month’s notice or for cause, without notice.  None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

Description of Property

Hunan Duoyuan was granted land use rights from the Chinese government for 231,241 square meters of land for industrial use located at No. 362 Qinqxi Road Shaoyang, Hunan Province, China.  The land use rights have a 50-year term and will expire on May 19, 2054.  In addition to the land use rights, Hunan Duoyuan also has ownership of 72,003 square meters of office building and production facilities located at this site.  Hunan Duoyuan currently does not have outstanding mortgage or pledge on the properties located at this site.

Langfang Duoyuan was granted land use rights from the Chinese government for 133,333 square meters of land located at Xiangyun Road, Langfang Economic-Technological Development Area, Langfang, Hebei Province, China.  The land use rights have a 50-year term and will expire on September 29, 2052.  In addition to the land use rights, Langfang Duoyuan also has ownership of 30,926 square meters of office building and production facilities located at this site.  Langfang Duoyuan currently does not have outstanding mortgage or pledge on the properties located at this site.

Duoyuan China leases 3,000 square meters of space, located at No. 3 Jinyuan Road, Daxing District Industrial Development Area, Beijing, China, from Duoyuan Water Environment Technology Co., Ltd., a company owned by Mr. Wenhua Guo.  The property is used as an office building and research and development center.  The lease has a five-year term that runs from January 1, 2003 to December 31, 2007.  The annual rent is US$136,022.

We believe our properties and facilities have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Risk Factors

Unless the context requires otherwise, since this section covers the risk factors after our acquisition of Duoyuan China and its subsidiaries, “we” refers to the combined Company following the Equity Transfer.

Investing in our common stock involves a high degree of risk.  Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this report, before purchasing shares of our common stock.  There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals.  The risks described below are not the only ones the Company will face.  If any of these risks actually occurs, the Company’s business, financial condition or results of operation may be materially adversely affected.  In such case, the market price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business and Industry

We conduct substantially all of our operations through our subsidiaries, and our performance will depend upon the performance of our subsidiaries.

We have no operations independent of those of Duoyuan China and its subsidiaries.  As a result, we are dependent upon the performance of Duoyuan China and its subsidiaries and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions.  As substantially all of our operations are conducted through our subsidiaries, we are dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are held by our operating subsidiaries, the claims of our stockholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries.  In the event of a bankruptcy, liquidation or reorganization of the Company, our assets and those of our subsidiaries’ will be available to satisfy the claims of our stockholders only after all of Duoyuan China’ and its subsidiaries’ liabilities and obligations have been paid in full.

The Market for Offset Presses is very Competitive.

The printing equipment industry is extremely competitive.  Our small-format offset presses compete against several top-tier domestic companies such as Yinkou Gronhi Printing Machinery Co., Ltd., Shandong Weihai Hamada (JV) Printing Machinery Co., Ltd., Shandong Weihai Printing Machinery Co., Ltd., Shandong Weifang Huaguang Printing Machinery Co., Ltd., and Beiren No. 2 Printing Machinery Co., Ltd.  Our large-format presses compete against Beiren Printing Machinery Holdings Limited, Shanghai Electric Printing & Package Machinery Co., Ltd., and Zhongjing Group.  We also compete with German and Japanese companies for market share.  The market share of our overseas competitors in 2005 in the PRC was estimated to be between 60-70%.  Their annual growth in 2003 was 49%.  It dropped to 24% in 2004 and dropped further to 12% in 2005 due to the rapid growth of Chinese press manufacturers.  The main competitive advantages of our overseas competitors are in their branding, financial capability, quality, design and functionalities.  The weakness of the overseas competitors is that the price of their products are generally 3-4 times higher than that of the presses produced by local companies, and local companies are catching up on quality, design and functionalities, while still maintaining their price advantage.

Some competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than us and have achieved greater name recognition for their products and technologies than us.  Because of this, we may not be able to successfully increase our market penetration or our overall share of the printer market.

Increased competition may result in price reductions, increased sales incentive offerings, lower gross margins, and loss of market share which could require increased investments in inventory, research and development, sales expenses, marketing programs and expenditures to expand channels to market. Our competitors may offer products with better market acceptance, better price or better performance.  We may be adversely affected if we are unable to maintain current product cost reductions, or achieve future product cost reductions, including warranty costs.

Customers may defer their purchasing decisions in anticipation of the introduction of new products or the actual introduction of new products by us or our competitors.  If we fail to address these competitive challenges, there could be a material adverse effect upon our business, consolidated results of operations and financial condition.

We do not typically have long term purchase contracts with our customers and our customers have in the past and could at any time in the future, reduce or cease purchasing products from us, harming our operating results and business.

With the exception of certain minimum purchase obligations, we typically do not have long-term volume purchase contracts with our customers, and they are not obligated to purchase products from us.  Accordingly, our customers could at any time reduce their purchases from us or cease purchasing our products altogether.  In addition, any decline in demand for our products and any other negative development affecting our major customers or the printing industry in general, would likely harm our results of operations.  For example, several of our customers have in the past experienced serious financial difficulties which led to a decline in sales of our products to these customers.  If any significant customers should face such difficulties in the future, our operating results could be harmed through, among other things, decreased sales volumes and write-offs of accounts receivables and inventory related to products we have manufactured for these customers.

In addition, a significant portion of our operating expenses are fixed in advance based on projected sales levels and margins, sales forecasts from our customers and product development programs.  A substantial portion of our backlog is scheduled for delivery within 90 days or less and our customers may cancel orders and change volume levels or delivery times for products they have ordered from us without penalty.  Accordingly, if sales to our customers are below expectations in any given quarter, the adverse impact of the shortfall in revenues on operating results may be increased by our inability to adjust spending in the short term to compensate for this shortfall.

If demand for our products declines in the major end markets that we serve, our selling prices and overall sales will decrease.  Even if the demand for our products increases, when such increase cannot outgrow the decrease of selling price, our overall sales revenues may decrease.

Demand for our products is affected by a number of factors, including the general demand for the products in the end markets that we serve and the price attractiveness.  A vast majority of our sales revenues are derived from customers who use our products to provide commercial printing services.  Any significant decrease in the demand for commercial printing services may result in a decrease in the demand for our offset presses and a decrease in our revenues and earnings.  A variety of factors, including economic, regulatory, political and social instability could contribute to a slowdown in the demand for commercial printing services because demand for commercial printing services is highly correlated with general economic activities.  In addition, the average price charged to regular and low-end commercial printing services has been on the downward trend and the average selling price of offset presses has also been on the downward trend.  As a result, even if the demand for our products increases, when the increase of demand cannot outgrow the decrease of selling price, our overall sales revenues may decrease.

Increased costs for manufactured components and raw materials may adversely affect our profitability.  The cessation of tax exemptions and deductions by the Chinese government may also affect our profitability.

We use a broad range of manufactured components and raw materials in our products, including steel, iron, rubber rollers and electronic components.  Because it may be difficult to pass increased prices for these items on to our customers, a significant increase in the prices of the components and materials could materially increase our operating costs and adversely affect our profit margins and profitability.

The cessation of tax exemptions and deduction is another factor that may effect our profitability.  The policy of the Chinese government for tax exemptions has a limited time period.  A foreign invested entity like us is entitled to tax exemptions for two years after it becomes profitable and tax reduction for the subsequent three years.  The tax exemptions or reductions we used to receive have expired or will expire in fiscal 2006, which may affect our ability to continue to be profitable in the future.

We face competition from other suppliers and if we are not able to compete successfully, our business may be harmed.

The digital printing marketplace is highly competitive which is characterized by rapid technological changes.  We compete against a number of other suppliers of offset presses.  Although we attempt to develop and support innovative products that our customers demand, products or technologies developed by competing suppliers could render our products or technologies obsolete or noncompetitive.

We may face increased risk of inventory obsolescence related to our offset presses.

We procure raw materials and build our offset presses based on our sales forecasts.  If we do not accurately forecast demand for our products, we may end up with excess inventory, or we may lose sales because we do not have the correct products available for sale.  If we have excess printing machines or other products we may have to lower prices to stimulate demand.  We may also run the risk that our inventory of raw materials may become obsolete.  Certain components of our products, such as rubber rollers and certain electronic components, have a defined shelf life.  If we do not sell such components before the end of their shelf life they will no longer be sellable and will have to be expensed.

Our products might contain undetected defects that are not discovered until after shipping.

Our products consist of hardware and software developed by us and others.  Although we have strict quality control over our products and we have not in the past discovered any material software and hardware errors resulting in significant warranty expense or other expenses, our products might contain undetected errors.  Errors could also be found in new versions of our products after commencement of commercial shipment and any such errors could result in a loss or delay in market acceptance of such products and thus harm our reputation and revenues.  In addition, errors in our products, including errors in licensed third party software, detected prior to new product releases could result in delays in the introduction of new products and our incurring additional expenses, which could harm our operating results.

We operate in an industry characterized by fast technological change and evolving industry standards.

The printing industry is extremely competitive and is characterized by fast technological change, frequent new product developments, periodic product obsolescence, higher industry standards, changing information technologies and evolving distribution-channels.  We must adapt quickly to changing technological, application and solutions needs, and the introduction of new technologies and products offering improved features and functionality.  We could incur substantial cost to keep pace with the technological changes, and may not be able to adapt to these changes.

Although we believe that we currently compete favorably with respect to these characteristics, this may change in the future.  Our future success largely depends upon our ability to continuously develop new products with the quality levels customers demand, and develop new services and solutions.  We spend a greater amount on research and development than the industry average because we believe that providing innovative products and solutions is important to our future operations.  In spite of our efforts, we may fail to develop new products.

Additionally, the new products we develop may not achieve market acceptance or may not be manufactured at competitive costs or in sufficient volume due to competitive pressures, our consolidated results of operations could be affected.  We cannot guarantee the success of our research and development efforts.

Our failure to enhance our existing products, services and solutions or to develop and introduce new products, services and solutions that meet changing customer requirements and evolving technological standards would adversely impact our ability to sell our products.

We have sustained losses in the past and cannot guarantee profitability in the future.

Although Duoyuan China and Langfang Duoyuan have been profitable since the fiscal year ended June 30, 2004 and Hunan Duoyuan has been profitable since the fiscal year ended June 30, 2005, there is no assurance that we will remain profitable in the future.  A variety of factors may cause our operating results to decline and financial condition to worsen, including:
  Competitors offering comparable products at cheaper prices;
  Continuing downward pressure on the average selling prices of our products caused by intense competition in our industry and other reasons;
  Superior product innovations by competitors;
  Rising raw materials cost;
   Changes to management and key personnel; and
  Increased operating expenses relating to research and development, sales and marketing efforts and general and administrative expenses as Duoyuan seeks to grow our business.
As a result of these and additional factors, we could fail to achieve our revenue targets or experience higher than expected operating expenses, or both.  As a result, we cannot assure you that we will remain profitable in the future.

Our limited operating history may not serve as an adequate basis to judge our future prospects and operating results.

We have a limited operating history with respect to our current business, which may not provide a sufficient basis on which to evaluate our business or future prospects.  Although our sales have grown rapidly in recent years, we cannot assure you that we will maintain profitability or that we will not incur net losses in the future.  We expect that our operating expenses will increase as we expand.  Significant failure to realize anticipated sales growth could result in significant operating losses.  We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:
  Implement our business model and strategy and adapt and modify them as needed;
  Maintain our current, and develop new, relationships with customers;
  Manage our expanding operations and product offerings, including the integration of any future acquisitions;
  Maintain adequate control of expenses;
  Attract, retain and motivate qualified personnel;
  Protect our reputation and enhance customer loyalty; and
  Anticipate and adapt to changing conditions in the offset printing industry and other markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.
If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We may not be able to sustain our current growth rates, and even we do maintain them, we are susceptible to many challenges relating to our growth.

We have experienced significant growth in the scope and complexity of our business.  Net sales have grown from approximately $5 million in 2003 to approximately $12.9 million in 2004 to approximately $26.5 million in 2005.  If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, develop new products, enhance our technological capabilities, satisfy customer requirements, execute our business plan or respond to competitive pressures.  To successfully manage our growth, we believe we must effectively:
  Hire, train, integrate and manage additional qualified engineers, sales and marketing personnel and financial and information technology personnel;
  Implement additional and improve existing administrative, financial and operations systems, procedures and controls;
  Continue to enhance manufacturing and customer resource management systems;
  Continue to expand and upgrade our multicolor presses;
  Manage multiple relationships with foundries, distributors, suppliers and certain other third parties; and
  Manage our financial condition.

Our success also depends largely on our ability to anticipate and respond to expected changes in future demand for our products.  If the timing of our expansion does not match market demand, our business strategy may need to be revised, and there could be delays in our roll-out of new products, which may adversely affect our growth and future prospects.  If we over-expand and demand for our products does not increase as we may have projected, our financial results will be materially and adversely affected.  However, if we do not expand, and demand for our products increases sharply, our business could be seriously harmed because we may not be as cost-effective as our competitors due to our inability to take advantage of increased economies of scale.  In addition, we may not be able to satisfy the needs of current customers or attract new customers, and we may lose credibility and our relationships with our customers may be negatively affected.  Moreover, if we do not properly allocate our resources in line with future demand for particular products, we may miss changing market opportunities and our business and financial results could be materially and adversely affected.  We cannot assure you that we will be able to successfully sustain our current growth rate or that we will be able to manage our growth in the future.

The loss of key personnel or the failure to attract or retain specialized technical and management personnel could impair our ability to grow our business.

We rely heavily on the services of our key employees, including Guo Wenhua, our Chief Executive Officer.  In addition, our engineers and other key technical personnel are a significant asset and are the source of our technological and product innovations.  We believe our future success will depend upon our ability to retain these key employees and ability to attract and retain other skilled managerial, engineering, technical and sales and marketing personnel.  The competition for such personnel, particularly technical personnel, is intense in the industry in which we operate.  We may not be successful in attracting and retaining sufficient numbers of technical personnel to support our anticipated growth.  Despite the incentives we provide, our current employees may not continue to work for us, and if additional personnel were required for our operations, we may not be able to obtain the services of additional personnel necessary for our growth.  In addition, we do not maintain “key person” life insurance for any of our senior management or other key employees.  The loss of the key employees or the inability to attract or retain qualified personnel, including engineers, could delay the development and introduction of, and have an adverse effect on our ability to sell our products as well as our overall growth.

In addition, if any other members of our senior management or any of our other key personnel joins a competitor or forms a competing company, we may not be able to replace them easily and we may lose customers, business partners, key professionals and staff members.  Substantially all of our senior executives and key personnel have entered into confidentiality and non-disclosure agreements with us.  In the event of a dispute between senior executives or key personnel and us, there is no assurance that the extent, if any, to which these provisions may be enforceable in China due to uncertainties involving the Chinese legal system.

We may be unsuccessful in developing and selling new products or in penetrating new markets required to maintain or expand our business.

Our revenue growth has been primarily from sales of our offset presses.  Our future success depends, in part, on our ability to develop successful new offset presses solutions in a cost-effective and timely manner.  We continually evaluate expenditures for planned product developments and choose among alternatives based upon our expectations of future market trends.  The development of our offset printing solutions is highly complex, and successful product development and market acceptance of our products depends on a number of factors, including:

  Our accurate prediction of the changing requirements of our customers;
  Our timely completion and introduction of new designs;
  The quality, price and performance of our products and those of our competitors;
  Our management of our sales channels; and
  Our customer service capabilities and responsiveness.

Failure to protect our proprietary technologies or maintain the right to certain technologies may negatively affect our ability to compete.

We believe that the protection of our intellectual property rights will continue to be important to the success of our business.  We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights.  We have also entered into confidentiality or license agreements with our employees, business partners and other third parties, and have implemented procedures to control access to and distribution of our documentation and other proprietary information.  Despite these efforts, we cannot assure you that these measures will provide adequate protection of our intellectual property rights.  Further, these agreements do not prevent others from independently developing technologies that are equivalent to or superior to our technology.  In addition, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology.  Monitoring unauthorized use of technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in the PRC, where the laws may not protect our proprietary rights as fully as do the laws of the United States.

We currently have 3 patents registered and a few patent applications pending in China.  We cannot be certain that patents will be issued as a result of our pending applications nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products.  For example, issued patents may be circumvented or challenged and declared invalid or unenforceable or provide only limited protection for our technologies.  We also cannot be certain that others will not design around our patented technology, independently develop our unpatented proprietary technology or develop effective competing technologies on their own.

We will incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that a private company does not incur.  In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and stock exchanges have required changes in corporate governance practices of public companies.  We expect that these new rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.  For example, as a result of becoming a public company, we added independent directors, created additional board committees and intend to adopt additional policies regarding internal controls and disclosure controls and procedures.  We will incur additional costs associated with public company reporting requirements and compliance with the internal controls of Section 404 of the Sarbanes-Oxley Act of 2002.  We also expect these new rules and regulations will make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance.  As a result, our general and administrative expenses will likely increase and it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.  We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Doing Business in China

Because our operations are all located outside of the United States and are subject to Chinese laws, any change of Chinese laws may adversely affect our business.

All of our operations are outside of the United States and in China, which exposes us to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations, exposure to possible expropriation or other Chinese government actions, and unsettled political conditions.  These factors may have a material adverse effect on our operations, results of operations and financial condition.

Our international expansion plans subject us to risks inherent in doing business internationally.

Our long-term business strategy relies on the expansion of our international sales by targeting markets outside of China, such as the United States.  Risks affecting our international expansion include challenges caused by distance, language and cultural differences, conflicting and changing laws and regulations, foreign laws, international import and export legislation, trading and investment policies, foreign currency fluctuations, the burdens of complying with a wide variety of laws and regulations, protectionist laws and business practices that favor local businesses in some countries, foreign tax consequences, higher costs associated with doing business internationally, restrictions on the export or import of technology, difficulties in staffing and managing international operations, trade and tariff restrictions, and variations in tariffs, quotas, taxes and other market barriers.  These risks could harm our international expansion efforts, which could in turn materially and adversely affect our business, operating results and financial condition.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights in China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law governs almost all of our material agreements.  There is no assurance that we will be able to enforce any of our material agreements or that remedies will be available outside of China.  The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States.  The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation.  The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Additionally, substantially all of our assets are located outside of the United States and most of our officers and directors reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of the directors and officers under Federal securities laws.  Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States.  Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards, making it difficult for our management to forecast the Company’s needs and to present the results of operations accurately at all times.

We face risks associated with currency exchange rate fluctuations; any adverse fluctuations may adversely affect our operating margins.

The majority of our revenues are in Chinese currency.  Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results.  Fluctuations in the value of the U.S. dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses.  Historically, we have not engaged in exchange rate hedging activities.  Although we may implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues.  Controversies may arise in the future between these two countries.  Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

The Chinese government could change its policies toward private enterprises, which could adversely affect our business.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments.  Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization.  The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time.  Changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business.  Nationalization or expropriation could result in the total loss of our investment in China.

Economic, political and social conditions in China could affect our business.

All of our business, assets and operations are located in China.  The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources.  The economy of China has been transitioning from a planned economy to a more market-oriented economy.  Although the Chinese government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government.  In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies.  It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Therefore, the Chinese government’s involvement in the economy could adversely affect our business operations, results of operations and/or financial condition.

The significant but uneven growth in the economy of China in the past 20 years could have an adverse effect on our business and results of operations.

The Chinese government has implemented various measures from time to time to control the rate of economic growth.  Some of these measures benefit the overall economy of China, but may have a negative effect on the Company.

Government control of currency conversion and future movements in exchange rates may adversely affect the Company’s operations and financial results.

We receive substantially all of our revenues in Renminbi, the currency of China.  A portion of such revenues will be converted into other currencies to meet our foreign currency obligations.  Foreign exchange transactions under our capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange in China.  These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

The Chinese government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi into foreign currency.  Although the exchange rate of the Renminbi to the U.S. dollar has been stable since January 1, 1994, and the Chinese government has stated its intention to maintain the stability of the value of Renminbi, there can be no assurance that exchange rates will remain stable.  Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which our earnings and obligations are denominated.

Because the Chinese legal system is not fully developed, our legal protections may be limited.

The Chinese legal system is based on written statutes and their interpretation by the Supreme People’s Court.  Although the Chinese government has introduced new laws and regulations to modernize its business, securities and tax systems, China does not yet possess a comprehensive body of business law.  Because Chinese laws and regulations are relatively new, interpretation, implementation and enforcement of these laws and regulations involve uncertainties and inconsistencies and it may be difficult to enforce contracts.  In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations.  Moreover, interpretative case law does not have the same precedential value in China as in the United States, so legal compliance in China may be more difficult or expensive.

It may be difficult to serve us with legal process or enforce judgments against us or our management.

All our assets are located in China.  In addition, all of our officers, and all but two of our directors, are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States.  As a result, it may not be possible to effect service of process within the United States upon such persons to originate an action in the United States.  Moreover, there is uncertainty that the courts of China would enforce judgments of United States courts against us or our directors and officers based on the civil liability provisions of the securities laws of the United States or any state, or entertain an original action brought in China based upon the securities laws of the United States or any state.

Management’s Discussion and Analysis

Forward-Looking Statements

This report contains forward-looking statements.  When used in this filing or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements.  They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this report are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them.  These statements are not statements of historical fact.  Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.  These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this filing might not occur.  We qualify any and all of our forward-looking statements entirely by these cautionary factors.  As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT ON FORM 8-K .

Overview

After the Equity Transfer, through the control of Duoyuan China and its subsidiaries, Hunan Duoyuan and Langfang Duoyuan, we became a China-based offset printing equipment and solution provider that develops, manufactures, markets and sells products used in the offset printing industry.  Until our acquisition of Duoyuan, our operations were limited, and our business strategy was to seek merger or acquisition candidates.

Our Corporate History

We were originally organized under the laws of the State of Nevada on August 10, 1998.  On July 27, 2005, we merged with Asian Financial, Inc., a Wyoming corporation, for the purpose of changing our domicile from Nevada to Wyoming.  Since our inception and until the Equity Transfer, we had not commenced operations and had not generated any revenues, and we had had no employees other than officers or directors.

Our Business

We are engaged in the business of manufacturing and marketing commercial offset printers and related solution in PRC.  We combine technical innovation with PRC cost advantages to offer a broad range of offset printing equipment at substantial price discounts to western models.  Headquartered in Beijing, we are currently the largest non-government owned offset printer manufacturer in China.

Our products cover all three stages of the offset printing process, including prepress, press, and postpress.  Our press products include four types of offset printing presses: single-color small-format presses, single-color large-format presses, multicolor small-format presses and multicolor large-format presses.  We have manufacturing facilities in Langfang Duoyuan and Hunan Duoyuan.  To serve the Chinese market, we have developed a distribution and service network that has a presence in over 100 cities in China.  We believe that our sales and service network is the largest in China.  We also have an in-house marketing team of over 200 specialists, composed of seven regional teams.

As a result of strong growth in all forms of printed media, the demand for commercial printing equipment in China continues to rise.  According to the PPEIAC of China, total output value of Chinese printing services was US$35.1 billion in 2005.  Pira International, a UK-based printing industry consultancy, estimates this figure to nearly double to US$62 billion by 2010.  By offering better prices than Western competitors and better flexibility, speed and service than state-owned Chinese competitors, we have achieved an increasing share of the printer market in China.  We estimate a 15% market share of total number of offset presses in operation in China.  The PPEIAC rank us among the top three printing equipment providers in China, in terms of overall strength.
While our primary market is the PRC, where we distribute nationally, we are currently in the process of setting up export relationships to certain countries, including Africa, the Middle East and certain parts of Asia where customers seek a similar quality and price standard as China.  Our mid- to long-term plan is to produce products for niche markets in the developed Western markets.

Uncertainties that Affect Our Financial Condition

In addition to the uncertainties related to the political, economic and currency environments in China, the primary challenge to us is the ability to continue following and leading the technical advancement in the offset printing industry in China, launching new products and upgraded version of products that will be accepted by our customers, providing products and services in a cost-effective way to remain profitable, and protecting our own intellectual property rights to fend off imitations and copycats.

Results of Operations

The following discussion presents information on the business of Duoyuan China on a consolidated basis and analyzes its financial condition and results of operations for the years ended June 30, 2004 and 2005, and the three quarters ended March 31, 2005 and 2006.

Comparison of the Year Ended June 30, 2005 and 2004

Revenues.  Revenues were $26.47 million for the year ended June 30, 2005, an increase of $13.58 million, or 105%, compared to $12.89 million for the prior year.

The increase in revenues for the year ended June 30, 2005 was mainly attributed to significant increase in sales of small-format multicolor offset presses, large-format single color and multicolor offset presses.  The demand for higher quality and color-printing service continued to grow rapidly during fiscal 2005, resulting in growing demand for multicolor printing presses.  Due to significantly higher technical and capital entry barriers, only a few companies are able to supply multicolor presses, which have much higher average unit price than that of single-color presses’.  Before fiscal 2004, Duoyuan decided to shift its strategic focus to multicolor presses and invested in the R&D to develop its own multicolor press products.  Since the second quarter of fiscal 2004, small-format multicolor presses started to generate sales.  Revenue from small-format multicolor offset presses more than doubled in fiscal 2005 and it was mainly because of a combination of new model offering and further development of sales channels for multicolor presses.  At the same time, market demand continued to be strong for this type of presses.  The significant revenue increase in large-format single-color and multicolor offset press was mainly driven by Duoyuan’s acquisition of Hunan Printing Machinery, which is one of the major large-format offset press suppliers in China.  This acquisition greatly increased Duoyuan’s production capacity of large-format presses and added new large-format multicolor press models to the product portfolio to meet the market demand.  In small-format single-color press segment, the general market condition is that the unit price continued to drop during fiscal 2005 due to low technical entry barrier and fierce competition in pricing.  Relying on the superb product quality and established brand, Duoyuan’s strategy in this segment is to avoid competition at lower end but to supply premier products at premier prices.  In fiscal 2005, Duoyuan managed to increase both the small-format single-color press unit sold and the average price, resulting in a revenue increase in this segment.  Duoyuan also started sales of CTP system in the third quarter of fiscal 2005.

Whether Duoyuan’s growth will continue at this rate is difficult to predict, however, we believe that the combination of price, quality and high level of customer service will enable us to continue to compete effectively for the foreseeable future.

Cost of Sales.  Cost of sales was $16.89 million for the year ended June 30, 2005, an increase of $7.96 million, or 89%, compared to $8.92 million for the year ended June 30, 2004.  This increase was noticeably lower than the increase in the revenues.  As a percentage of revenues, the cost of sales for the year ended June 30, 2005 and 2004 was 63.8% and 69.2%, respectively.  The slight decrease in cost of sales as a percentage of revenues was attributed to the sale of higher margin products, partially offset by the increase of steel prices.  Because of the strategic shift to focus on multicolor presses and to provide premier single-color presses, unit prices and margins for all Duoyuan’s presses except for large-format single-color presses increased in fiscal 2005.  Duoyuan purchases components and parts mainly made of steel as its main raw materials for production.  Steel consists a significant part of cost of sales for Duoyuan’s products.  Steel prices in China increased significantly during Duoyuan’s fiscal 2005, partly offsetting the reduction in cost of sales.

Gross Profit.  Gross profit was $9.58 million for the year ended June 30, 2005, an increase of $5.61 million, or 142%, compared to $3.97 million for the year ended June 30, 2004.  The overall gross profit margin was 36.2% and 30.8% for the year ended June 30, 2005 and 2004, respectively.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were approximately $6.11 million for the year ended June 30, 2005, an increase of $1.75 million, or 40.0%, compared to $4.36 million for the prior year.  The increase was mainly due to increased selling expenses to expand the sales channel for multicolor offset presses.  As a percentage of revenues, selling, general and administrative expenses were 23.09% and 33.85% for the year ended June 30, 2005 and 2004, respectively.  The decrease in selling, general and administrative expenses as a percentage of the revenues for the year ended June 30, 2005 was attributable to the significant increase in revenues.

Income from Operations.  Income from operations was $3.47 million for the year ended June 30, 2005, compared to a loss of $396,727 in the prior year.

Other Income.  Income from activities that are not undertaken in the ordinary course of Duoyuan’s business was $388,513 for the year ended June 30, 2006, an increase of $456,277, or 1,267%, compared to $36,010 for the prior year.  The increase in other income was mainly attributed to the rental income received by Langfang Duoyuan from a third-party company for using the vacant plant and the disposal of scrap steels generated during the course of press production.  The rental income will continue into fiscal 2006 but it is hard to predict whether this third-party will continue to rent Langfang Duoyuan’s plant, or whether others will rent Langfang Duoyuan’s plant in the future or not.  Income from disposal of scrap steels is expected to continue but the magnitude of this income is expected to drop as Duoyuan will recycle more and more of these scrap steels in its production.

Provision for Income Taxes.  Provision for income taxes for the year ended June 30, 2005 and 2004 was $0 and $0, respectively.  Duoyuan is exempted to pay income taxes for year ended 30, 2005 and 2004.

Minority Interest.  Minority interest was $85,653 for the year ended June 30, 2005, compared to $4,381 for the year ended June 30, 2004.

Net Income.  Net income was $3.88 million for the year ended June 30, 2005, compared to net loss of $365,098 in the prior year.

Comparison of the Three Quarters ended March 31, 2006 and 2005

Revenues.  Revenues were $29.41 million for the three quarters ended March 31, 2006, an increase of $13.14 million, or 81%, compared to $16.27 million for the same period in the prior year.

Renminbi, Duoyuan’s operating currency, appreciated slightly against U.S. dollar, Duoyuan’s reporting currency, during the three quarters ended March 31, 2006.  Translation from Chinese Yuan to U.S. dollar contributed slightly, about 4%, to the increase in reported revenue for the three quarters ended March 31, 2006.  The increase in revenues was attributed mainly to continued growth in sales in all product lines, especially the revenue in large-format multicolor presses.  Although the market fundamentals in the small-format single-color press segment remained challenging, Duoyuan continued the strategy to offer premier products at premier prices in this market segment and still achieved revenue growth.  During the three quarters ended March 31, 2006, the growth in revenue from both small-format and large-format multicolor presses remained strong, mainly due to the continued strong market demand for multicolor presses and the Company’s increased production capacity and more established sales channels to meet this demand.  In particular, the market demand in China for quarto-sized multicolor presses is increasing rapidly and Duoyuan has a few quarto-sized multicolor press models popular among the customers, which drove the significant growth in large-format multicolor press sales.  At the same time, the growth in sales of CTP systems continued to be strong, albeit from a small base.  In the first three quarters of fiscal 2006, while continuingly expanding its domestic market share, Duoyuan had started generating sales in the international markets.

Cost of Sales.  Cost of sales was $15.33 million for the three quarters ended March 31, 2006, an increase of $5.06 million, or 49%, compared to $10.27 million for the three quarters ended March 31, 2005.  This increase was noticeably lower than the increase in the revenues.  As a percentage of revenues, cost of sales for the three quarters ended March 31, 2006 and 2005 was 52.2% and 63.19%, respectively.  This significant decrease in cost of sales as a percentage of revenue was attributed to the combination of continued shift to higher margin products, especially the greatly increased percentage of sale of large-format multicolor presses as total revenue, and the drop in steel prices from its historically high levels during the period in China.  Cost of sales as a percentage of revenue was also lowered because Duoyuan produced more and more parts in its own factories at Hunan Duoyuan.

Gross Profit.  Gross profit was $14.07 million for the three quarters ended March 31, 2006, an increase of $8.07 million, or 135%, compared to $5.99 million for the three quarters ended March 31, 2005.  The overall gross profit margin was 47.9% and 36.95% for the three quarters ended March 31, 2006 and 2005, respectively.
Selling, General and Administrative Expenses.  Selling, general and administrative expenses were approximately $4.62 million for the three quarters ended March 31, 2006, an increase of $0.76 million, or 19.6%, compared to $3.86 million for the same period of prior year.  As a percentage of revenues, selling, general and administrative expenses were 15.7% and 23.7% for the three quarters ended March 31, 2006 and 2005, respectively.  During the first three quarters of fiscal 2005, Duoyuan increased its selling, general and administrative expenses to expand the sales channels for multicolor offset presses.  In the first three quarters of fiscal 2006, Duoyuan mainly incurred the supplemental expenses, which were much lower than establishment cost, to maintain these sales channels, resulting in small increase of selling, general and administrative expenses in the first three quarters in fiscal 2006.

Income from Operations.  Income from operations were $9.45 million for the three quarters ended March 31, 2006, an increase of $7.31 million, or 342%, compared to $2.14 million in the same period of the prior year.  This significant increase of operating income was a combined result of noticeably increase in revenue and decrease of both cost of sales and operating expenses as a percentage of revenue.

Other Income.  Income from activities that are not undertaken in the ordinary course of Duoyuan’s business was $388,513 for the three quarters ended March 31, 2006, compared to $70,949 for the same period of prior year.  The increase in other income was mainly attributed to the rental income received by Langfang Duoyuan from a third party for using the vacant plant and the disposal of scrap steels generated during the course of press production.

Provision for Income Taxes.  Provision for income taxes for the three quarters ended March 31, 2006 and 2005 was $1.45 million and 0, respectively.  Starting from fiscal 2006, Duoyuan China started to pay income tax on 50% exemption basis.

Minority Interest.  Minority interest was $148,815 for the three quarters ended March 31, 2006, compared to $43,762 for the year ended March 31, 2005.  The increase of minority interest was due to significant increase in income before minority interest.

Net Income - Net income grew $6.07 million or 281% to approximately $8.24 million for the three quarters ended March 31, 2006, from approximately $2.16 million for the same period of prior year.

Liquidity and Capital Resources

As of March 31, 2006 and June 30, 2005, Duoyuan had cash and cash equivalents of $2,431,758 and $294,434, respectively.

Duoyuan has historically met its liquidity requirements from a variety of sources, including internally generated cash and short-term borrowings under bank credit agreements.

As of March 31, 2006, the maturities for the bank loans are as follows:

Banks	Principal Amounts	Borrowing Date	Maturity Date	Term
Bank of Agriculture, Chongwen branch, Beijing	$2,496,000	July 29, 2005	July 28, 2006	One year
Bank of Agriculture, Chongwen branch, Beijing	$2,496,000	September 3, 2005	September 2, 2006	One year
Bank of Agriculture, Chongwen branch, Beijing	$3,494,400	September 22, 2005	September 21, 2006	One year
Bank of Agriculture, Chongwen branch, Beijing	$2,496,000	November 16, 2005	November 15, 2006	One year
Bank of Agriculture, Chongwen branch, Beijing	$1,248,000	February 24, 2006	February 23, 2007	One year

As shown in the above table, Duoyuan had $12,230,400 in loans outstanding as at March 31, 2006.  Duoyuan plans to either repay this debt as it matures or refinance this debt with other debt.

Duoyuan generated negative cash flow from operations for the years ended June 30, 2005 and 2004.  Net cash used in operating activities was $0.55 million and $2.74 million for the fiscal year ended June 30, 2005 and 2004, respectively.  Net cash provided by operating activities was $5.24 million for the three quarters ended March 31, 2006.  The increase was primarily due to the increased net income partially offset by increase of accounts receivable.  The accounts receivable increased significantly due to the increased sales of large-format multicolor offset presses.  Customers buying this type of presses usually obtain credit from Duoyuan and make payment on a definite schedule.

Net cash used in investing activities was $2.61 million and $5.80 million for the year ended June 30, 2005 and 2004, respectively.  The cash was used for the purchase of equipment and automobiles in both years and payment on business acquisition in fiscal 2004.  Net cash used in investing activities was $1.58 million for the three quarters ended March 31, 2006, as the result of investing in new plants.  Net cash provided by financing activities was $2.53 million and $8.47 million for the year ended June 30, 2005 and 2004, respectively.  Net cash used in financing activities was $1.56 million for the three quarters ended March 31, 2006.

Inventories at June 30, 2005 increased to $14.81 million compared to $10.12 million at June 30, 2004.  The increased amount of inventories was mainly due to increased production activities associated to increased sales.  Inventory at March 31, 2006 was $11.5 million.  The decreased amount of inventory was mainly due to seasonality in annual production activities.  Production activities and inventory level usually increase and peak in April - July period, then decrease during the second half of calendar year, while sales and operating cash inflow increase.

As of March 31, 2006, Duoyuan had no material capital expenditure commitment.  Duoyuan had a working capital of $0.78 million.  The management believes that Duoyuan’s current operating activities will enable it to meet its anticipated cash requirements for fiscal 2006.

Critical Accounting Policies and Estimates

The discussion and analysis of Duoyuan’s financial condition presented in this section are based upon the consolidated financial statements of Duoyuan China and its subsidiaries, which have been prepared in accordance with the generally accepted accounting principles in the United States.  During the preparation of the financial statements Duoyuan is required to make estimates and judgment that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an ongoing basis, Duoyuan evaluates its estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies.  Duoyuan bases its estimates on historical experience and on various other assumptions that it believes are reasonable under current conditions.  Actual results may differ from these estimates under different assumptions or conditions.

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policy,” Duoyuan identified the most critical accounting principals upon which its financial status depends.  Duoyuan determined that those critical accounting principles are related to the use of estimates, inventory valuation, revenue recognition, income tax and impairment of intangibles and other long-lived assets.  Duoyuan presents these accounting policies in the relevant sections in this management’s discussion and analysis, including the Recently Issued Accounting Pronouncements discussed below.

Revenue Recognition

The Company recognizes revenue when the goods are delivered and title has passed.  Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT).  All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Accounts Receivable, Trade and Allowance for Doubtful Accounts

The Company’s business operations are conducted in the People’s Republic of China.  During the normal course of business, the Company extends unsecured credit to its customers.  Accounts receivable, trade outstanding at June 30, 2005 and 2004 amounted to $5,145,572 and $4,300,213, respectively.  Management reviews accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable.  The Company has recorded a reserve for allowance for doubtful accounts of 3% of trade accounts receivable.  As of June 30, 2005 and 2004, allowances for doubtful accounts were $154,367 and $129,006, respectively.

Inventories

Inventories are stated at the lower of cost or market using the weighted average method and consist of the following at June 30:

The Company reviews its inventory on a regular basis for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence.  As of June 30, 2005 and 2004, the Company has determined that no reserves are necessary.

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109).  SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities.  Provision for income taxes consist of taxes currently due plus deferred taxes.  Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts at June 30, 2005 and 2004.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed.  It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.  In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled.  Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.
Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle current tax assets and liabilities on a net basis.

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).  Under the Income Tax Laws, foreign investment enterprises (FIE) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions of cities for which more favorable effective tax rates apply.  Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% exemption for the next three years.

In 2001, Duoyuan China became a Foreign JV enterprise.  This economic region allows foreign enterprises a two-year income tax exemption and a 50% income tax reduction for the following three years.  The Company was approved as a Foreign JV enterprise in 2001.  Also Duoyuan China had operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the year ended June 30, 2004.  Therefore Duoyuan China has an income tax exemption for years ending June 30, 2004 and 2005 and 50% income tax reduction for the years ending June 30, 2006, 2007 and 2008.

Langfang Duoyuan is located in a Special Economic and high technology Zone and the PRC tax authority has offered a special income tax rate to Langfang Duoyuan for doing business in the special zone.  With the approval of the local government, Langfang Duoyuan is exempt from income taxes for five years, commencing with their first profitable year of operations.  Langfang Duoyuan has operating losses prior to the fiscal year ended June 30, 2003 and started to generate a net profit for the fiscal year ending June 30, 2004.  Therefore Langfang Duoyuan has an income tax exemption for the years ending June 30, 2004, through June 30, 2008.  Langfang Duoyuan will become subject to an income tax rate of 33% starting June 30, 2009.

Prior to acquiring Hunan Duoyuan, the shareholders negotiated with Hunan Shaoyang Treasure Department to obtain an income tax exemption benefit.  The Treasure Department granted the company a five-year income tax exemption commencing with the first profitable year of operations.  In addition, the Treasure Department granted a 50% refund of income taxes based upon the amount of income taxes paid by Hunan Duoyuan.  Hunan Duoyuan suffered an operating loss in the first year of operations ending June 30, 2004 and started to generate a net profit for the fiscal year ended June 30, 2005.  Therefore Hunan Duoyuan has an income tax exemption for the years ending June 30, 2005, through June 30, 2009.  Hunan Duoyuan will become subject to income tax at rate of 33% starting June 30, 2010 and will enjoy a 50% income tax refund based upon the amount of income taxes paid.

During years ending June 30, 2005 and 2004 there was no provision for income taxes due to the income tax exemption.  The estimated tax savings due to the tax exemption for the years ending June 30, 2005 and 2004 amounted to $1,279,607 and $0, respectively.
The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30:

Value Added Tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws.  The value added tax standard rate is 17% of the gross sales price.  A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.
Both Langfang Duoyuan and Hunan Duoyuan will get 12.5% and 5% refund respectively, on the VAT amount paid for the first five years of the operations.

Ending of Fiscal Year

For US financial statements reporting purposes, starting from 2003, the Company has adopted June 30 as its fiscal year end.

Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4.  This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandle costs may be so abnormal as to require treatment as current period charges...” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, this requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of SFAS 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued.  The Company’s adoption of SFAS No. 151 is not currently expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning after June 15, 2005.  The revised standard requires, among other things that compensation cost for employee stock options be measured at fair value on the grant date and charged to expense over the employee’s requisite service period for the option.  Due to the absence of observable market prices for employee stock options, the standard indicates that the fair value of most stock options will be determined using an option-pricing model.  The Company’s adoption of SFAS No. 123(R) is not currently expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.  The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged.  The guidance in that Opinion, however, included certain exceptions to that principle.

This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005.  The Company’s adoption of SFAS No. 153 is not expected to have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB published FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists.  The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.  This interpretation is effective no later than the end of the Company’s fiscal 2006.  The adoption of this Interpretation is not expected to have a material effect on the Company’s financial position or results of operations.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”).  SFAS No. 154 replaces APB No. 20 (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.  APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of change a cumulative effect of changing to the new accounting principle whereas SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable.  SFAS No. 154 enhances the consistency of financial information between periods.  SFAS No. 154 will be effective beginning with the Company’s first quarter of fiscal year 2006.  The Company does not expect that the adoption of SFAS No. 154 will have a material impact on its results of operations, financial position or cash flows.

In June 2005, the EITF reached a consensus on Issue No. 05-06, "Determining the Amortization Period for Leasehold Improvements" (EITF 05-06).  EITF 05-06 provides guidance for determining the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease, collectively referred to as subsequently acquire leasehold improvements).  EITF 05-06 provides that the amortization period used for the subsequently acquired leasehold improvements to be the lesser of (a) the subsequently acquired leasehold improvements' useful lives, or (b) a period that reflects renewals that are reasonably assured upon the acquisition or the purchase.  EITF 05-06 is effective on a prospective basis for subsequently acquired leasehold improvements purchased or acquired in periods beginning after the date of the FASB's ratification, which was on June 29, 2005.  The Company does not anticipate that EITF 05-06 will have a material impact on its results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued an Exposure Draft of a proposed Interpretation “Accounting for Uncertain Tax Positions—an interpretation of FASB Statement No. 109.”  Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered probable of being sustained on audit based solely on the technical merits of the tax position.  In evaluating whether the probable recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities.  The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption.  The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the probable recognition threshold at or after the effective date would be recognized.  The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on our Consolidated Financial Statements.  While we cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

In October 2005, FASB Staff Position (FSB) FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period" was issued.  This FSP concluded that rental costs associated with ground or building operating leases that are incurred during a construction period be expensed.  The guidance in the FSP is required to be applied to the first reporting period beginning after June 30, 2005.  The adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“FAS 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”).  FAS 155 provides guidance to simplify the accounting for certain hybrid instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative, as well as, clarifies that beneficial interests in securitized financial assets are subject to FAS 133.  In addition, FAS 155 eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold under FAS 140.  FAS 155 is effective for all financial instruments acquired, issued or subject to a new basis occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“FAS 156”), which amends SFAS No. 140.  FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment.  FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption being permitted.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FAS 109, “Accounting for Income Taxes”.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The requirements of FIN 48 are effective for our fiscal year beginning January 1, 2007.

Off-Balance Sheet Arrangements

None.

Legal Proceedings

Neither we or any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to our respective businesses.  There are no proceedings pending in which any of our officers, directors, promoters or control persons are adverse to us or any of our subsidiaries in which they are taking a position or have a material interest that is adverse to us.  There are no proceedings pending in which any of the officers, directors, promoters or control persons of ours are adverse to us.
We are not a party to any administrative or judicial proceeding arising under federal, state or local environmental laws or their Chinese counterparts.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the number of shares of our common stock beneficially owned by:

  each person who is known by us to beneficially own more than 5% of our common stock;

  each of our directors and named executive officers as defined in Item 402(a)(2) of Regulation S-B; and

  all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is 4/F, No. 3 Jinyuan Road, Daxing District Industrial Development Area, Beijing, the People’s Republic of China 102600.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock
Wenhua Guo*	47,100,462	93.1%
Baiyun Sun	0	0%
Xiqing Diao	0	0%
Zhiguo Hao	0	0%
Lixin Wang	0	0%
Wenzhong Liu	0	0%
Yingqing Zhang	0	0%
Lide Chen	0	0%
Yongzeng Wang	0	0%
All Directors and Officers as a Group (10 persons)	47,100,462	93.1%

* Mr. Guo will be beneficial owner of the shares through his ownership of Duoyuan Investments.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and executive officers and other significant employees.  All of the officers and directors were appointed on the closing date of the Equity Transfer.  All directors hold office for one-year term until the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.  There is no family relationship between the directors and executive officers.

Name	Age	Position
Wenhua Guo	45	Chairman of the Board of Directors, Chief Executive Officer
Baiyun Sun	52	Director, Vice President, and Interim Chief Financial Officer
Xiqing Diao	37	Director, Chief Operating Officer
Zhiguo Hao	43	Director, Vice President of Production
Lixin Wang	40	Director, Vice President of Research and Development
Wenzhong Liu	39	Vice President of Marketing and Sales
Yinqing Zhang	40	Vice President of Logistics
Lide Chen	63	Vice President of International Business Development
Yongzeng Wang	44	Interim General Manager of Langfang Duoyuan

Executive Biographies

The principal occupations and brief summary of the background of each director and executive officer are as follows:

Wenhua Guo, Chairman of the Board and Chief Executive Officer.  Mr. Guo is the founder of Duoyuan China and has served as its Chairman and Chief Executive Officer since the commencement of Duoyuan China’s operations.  Before Mr. Guo founded Duoyuan China, he was a physics teacher at Beijing Chemical Institute.  Mr. Guo is also Chairman of Duoyuan Electric Group, an affiliate of Duoyuan China.  Mr. Guo obtained a bachelor’s degree in physics from Beijing Normal University.

Baiyun Sun, Director, Vice President and Interim Chief Financial Officer.  Ms. Sun has been Director and Vice President since June 2001.  Prior to that, from January 1994 to May 2001, she was chief accountant of Duoyuan Electric Group.  Ms. Sun obtained a bachelor’s degree in accounting from Beijing Finance and Commerce Institute in July 1985. Before we appoint a Chief Financial Officer, Ms. Sun will act as Interim Chief Financial Officer.

Xiqin Diao, Director and Chief Operating Officer.  Mr. Diao has been Director and Chief Operating Officer of Duoyuan China since November 2005.  He was vice general manager of Duoyuan Water Environment Technology Co., Ltd. from August to November 2005, assistant to general manager of Duoyuan Electric (Tianjin) Auto Water Pump Co., Ltd. from January to July 2005, and general manager of operations of Duoyuan Electric Group from January 2003 to December 2004.  From May 2001 to December 2002, Mr. Diao was general manager of No. 1 division of Duoyuan Water Environment Technology Co., Ltd.  Mr. Diao obtained a bachelor’s degree in mechanics from Tianjin Textile Technology Institute in July 1993.  He was also an ISO9001:2000 Internal Auditor, ISO 14000 Internal Auditor and ISO14000 Internal Auditor in 2004.

Zhiguo Hao, Director and Vice President of Production.  Mr. Hao has been Director and Vice President of Production since August 2003.  He was general manager of the customer service center of Duoyuan China from May 2002 to July 2003, vice general manager of Duoyuan Electric Electronics Co., Ltd, a subsidiary of Duoyuan Electric Group from July 2001 to April 2003, and quality manager of the research and development center and quality supervision office manager of Duoyuan Electric Group from June 1999 to June 2001.  Mr. Hao obtained a bachelor’s degree in science from Harbin Electric Engineering Institute in July 1985 and a master’s degree in science from Beijing Aeronautics and Aviation University in July 1998.  He was certified as an ISO9001 Internal Auditor and ISO14000 Internal Auditor in 1998.

Lixin Wang, Vice President of Research and Development.  Mr. Wang has been Vice President of Research and Development since October 2005.  From June 2001 to September 2005, he was director of research and development of Duoyuan China.  From January 2001 to May 2001, he was director of research and development of Duoyuan Electric Group.  Mr. Wang obtained a bachelor’s degree in science from Bengbu Tank Institute in July 1988 and a master’s degree in signaling and information processing from Fuzhou University in January 1997.

Wenzhong Liu, Vice President of Sales.  Mr. Liu has been Vice President of Sales since November 2005.  He was Assistant General Manager of Sales of Duoyuan China from July to October 2005, interim general manager of sales of Duoyuan China from November 2004 to June 2005, and sales representative of Duoyuan China from January 2001 to October 2004.  Mr. Liu obtained a bachelor’s degree in science from Luoyang Engineering Institute in July 1993.

Yinqing Zhang, Vice President of Logistics and Quality Assurance. Mr. Zhang has been Vice President of Logistics and Quality Assurance of Langfang Duoyuan since July 2003.  Prior to that, he was Assistant Director and Vice General Manager of the logistics and quality assurance department of Duoyuan China from June 2001 to July 2003.  Mr. Zhang obtained a bachelor’s degree in mechanical designing from Tianjin Textile Technology Institute in July 1986.  He was certified as an ISO9001:2000 Internal Auditor in 2002 and a Quality Engineer in 2003.

Yongzeng Wang, Interim General Manager of Langfang Duoyuan.  Mr. Wang has been Interim Manager of the Manufacturing Department of Langfang Duoyuan since January 2006.  He was Electric Procurement Manager of the logistics department of Duoyuan China from January 2004 to December 2005 and logistics and procurement department manager of Langfang Duoyuan from June 2001 to December 2003.  Mr. Wang obtained a bachelor’s degree in science from the Mechanical Engineering School of Beijing United University in July 1988.

Lide Chen, Vice President of International Business Development.  Mr. Chen has been Vice President of International Business Development since May 2006.  Mr. Chen served as President of China National Aero-Technology International Engineering Co., Ltd. since 1992.  Prior to that, he held various positions at China National Aero-Technology Import & Export Corporation, including Deputy Director of Spare Parts Export Division, Director of Aircraft and Engine Export Division, Managing Director of Aircraft and Engine Sales Division and Assistant to President.  Mr. Chen obtained a bachelor’s degree in English from Beijing Foreign Language University in 1968, earning “Top Class” distinction, and served as an interpreter for key government leaders from 1976 to 1980.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of our directors or executive officers was involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and  other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise  limiting his/her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed,  suspended or vacated.

Meetings of Board of Directors

Our Board of Directors held two meetings during the year ended December 31, 2005 and no meeting during the six months ended June 30, 2006.

Board Committees

Audit Committee.  We intend to establish an audit committee of the board of directors, which will consist of independent directors.  The audit committee’s duties would be to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles.  The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.  The audit committee would at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee.  We intend to establish a compensation committee of the board of directors, which will consist of independent directors.  The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers.  The compensation committee would also administer our stock option plans and recommend and approve grants of stock options under such plans.

Nominating Committee. We intend to establish a nominating committee of the board of directors, which will consist of independent directors.  The nominating committee’s functions are to establish board membership criteria, assist the board by identifying individuals qualified to become board members and recommend to the board the proposed director nominees.

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation for the fiscal years ended June 30, 2003, 2004 and 2005 received by the individual who served as Duoyuan’s Chief Executive Officer, four other mostly highly compensated executive officers, and two individuals who served as our executive officers in the last fiscal year but resigned upon the closing of the Equity Transfer (“Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)	Options/SARs, Long Term Incentive Plans and All Other Compensation (2)
Wenhua Guo, Chief Executive Officer	2005 2004 2003	18,750 18,750 15,000	9,300 9,000 7,500	0 0 0	0 0 0
Baiyun Sun, Vice President, Interim Chief Financial Officer	2005 2004 2003	18,750 18,750 15,000	8,300 8,000 7,000	0 0 0	0 0 0
Xiqin Diao, Chief Operating Officer	2005 2004 2003	18,750 18,750 15,000	8,500 8,000 7,000	0 0 0	0 0 0
Zhiguo Hao, Vice President of Production	2005 2004 2003	18,750 18,750 15,000	8,300 8,000 7,000	0 0 0	0 0 0
Lixin Wang, Vice President of Research and Development	2005 2004 2003	18,750 18,750 15,000	8,300 8,000 7,000	0 0 0	0 0 0
Dempsey Mork (1)	2005 2004 2003	0 0 0	0 0 0	0 0 0	0 0 0
Norbert LeBoeuf (1)	2005 2004 2003	0 0 0	0 0 0	0 0 0	0 0 0

(1) Upon the closing of the Equity Transfer, Messrs. Mork and LeBoeuf resigned from the Company.  No additional amounts are due to the resigned directors and officers.

(2) During the last three fiscal years, the executive officers of the Company and of Duoyuan were not granted any perquisites or other personal benefits, and each of the executive officers of Duoyuan made an arrangement with Duoyuan to use a company car.

Prior to the Equity Transfer, the Company had accrued $10,000 per year for management services rendered by the Company’s majority shareholder/President pursuant to a five-year convertible promissory note covering years 1998 through 2002 for a total balance of $50,000 at December 31, 2005 and 2004.  This note was non-interest bearing and convertible at a rate of $0.05 per share for 1,000,000 shares of common stock at the option of the holder.  The note will be converted to 1,000,000 shares of common stock of the Company on September 15, 2006.

Prior to the Equity Transfer, the Company has accrued $20,000 during 2003 and 2004 for management services rendered by an affiliate of the Company’s majority shareholder/President pursuant to the terms of a convertible promissory note.  This note is non-interest bearing and convertible at a rate of $0.02 per share for 1,000,000 common shares at the option of the holder.  This note was converted to 1,000,000 shares of common stock of the Company on September 15, 2006.

The total number of shares issued to the noteholder upon the two note conversions were 2,000,000 shares.

Options/SAR Grants

During the last fiscal year, neither we nor our subsidiaries granted any stock options or stock appreciation rights to any executive officers or other individuals listed in the table above.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value

Neither our executive officers nor other individuals listed in the tables above exercised any options or SARs during the last fiscal year.

Long-Term Incentive Plan Awards

We currently do not have a stock option plan, stock appreciation rights plan or other long-term incentive plans.  We may implement a long-term incentive plan in the future.

Director Compensation

We currently do not compensate directors for acting as such, although we may do so in the future, including with cash and/or equity.

Employment Contracts and Indemnification of Directors and Officers

All of our executive officers are based in China and have executed employment agreements with us, which are governed under Chinese law.  Other than the amount of compensation, the terms and conditions of the employment agreements with the executive officers are substantially the same as those of our standard employment agreements with non-executive employees as described under Item 2.01 of this report.

The change in control in the Company and resignation of previous directors did not trigger any compensation/arrangement for an amount in excess of $100,000.

Indemnification of Directors and Executive Officers

The Wyoming Business Corporation Act permits a corporation to limit or eliminate the personal monetary liability of directors or officers to a corporation or its shareholders by reason of their conduct as directors or officers, except for (i) instances where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

Our current Articles of Incorporation and Bylaws do not have any provision with respect to indemnification of directors and officers.  We may amend our Articles of Incorporation or Bylaws to add such a provision.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Certain Relationships and Related Transactions

Prior to the Equity Transfer, we had accrued $10,000 per year for management services rendered by the Company’s majority shareholder and President pursuant to a five-year convertible promissory note covering years 1998 through 2002 for a total balance of $50,000 at December 31, 2004.  This note was non-interest bearing and convertible at a rate of $0.05 per share for 1,000,000 common shares at the option of the holder.  The note was converted to 1,000,000 shares of common stock of the Company on September 15, 2006.

Prior to the Equity Transfer, we had accrued $20,000 during 2003 and 2004 for management services rendered by an affiliate of the Company’s majority shareholder and President pursuant to the terms of a convertible promissory note.  This note was non-interest bearing and convertible at a rate of $0.02 per share for 1,000,000 common shares at the option of the holder.  The note was converted to 1,000,000 shares of common stock on September 15, 2006.

The total number of shares issued upon the two note conversions were 2,000,000 shares.

Prior to the Equity Transfer, our officers and directors have resolved to provide for various minimal expenses incurred by the Company without repayment until such time that a merger candidate is found.  These expenses consisted of, but are not limited to, office space, accounting, filing requirements, and management services.

Duoyuan China leases 4,500 square meters of space, located at No. 3 Jinyuan Road, Daxing District Industrial Development Area, Beijing, China, from Duoyuan Water Environment Technology Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder.  The property used as an office building and research and development center.  The lease has a five-year term which runs from January 1, 2003 to December 31, 2007.  The annual rent is $136,022.

Duoyuan China uses the trademark “Duoyuan” under a license agreement with Duoyuan Water Environment Company, of which Mr. Wenhua Guo is a sole shareholder.  The trademark license does not have a term.  The license is provided to Duoyuan China at no charge.

Duoyuan China uses the patent, “an automatic offset press printing oil supply quick clearing devise” under a license agreement with Huiyuan Duoyuan, of which Mr. Wenhua Guo is a sole shareholder.  The patent license does not have a term.  The license is provided to Duoyuan China at no charge.

Duoyuan China used to use Tianjin Automobile Water Pump Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder, as supplier of certain key parts of the offset presses, such as frame panels and rollers.  Duoyuan pre-paid Tianjin Water Pump Company for these key parts, and as at June 30, 2005, there were $445,751 left with Tianjin Water Pump Company as related party receivables.  Tianjin Water Pump Company will continue to provide certain parts or goods worth $445,751 in the future.  After $445,751 worth of goods are delivered, there will not be related-party transaction between Duoyuan China and Tianjin Water Pump Company.

After Langfang Duoyuan built its plant, there were construction materials worth $442,019.  When Duoyuan Langfang Water Recycle Equipment Manufacturing Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder, needed to build its own plants, Langfang Duoyuan gave these construction materials to it.  Duoyuan Langfang Water Recycle Equipment Manufacturing Co., Ltd. has not paid Langfang Duoyuan and the money owed to Langfang Duoyuan became $422,019 related party receivable.

Duoyuan China rents an office building from Duoyuan China Water Recycle Technology Industry Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder.  During the term of the rent, Duoyuan China Water Recycle Technology Industry Co., Ltd. paid Duoyuan China’s portion of electricity and water bill associated to the office rent.  The amount of electricity and water bill became Duoyuan China’s payable to Duoyuan China Water Recycle Technology Industry Co., Ltd.  Duoyuan China also transferred some of its employees to Duoyuan China Water Recycle Technology Industry Co., Ltd.  Social welfare associated to these transferred employees occurred before their transfer became Duoyuan China’s payable to Duoyuan China Water Recycle Technology Industry Co., Ltd.  As of June 30, 2005, Duoyuan China’s payment to Duoyuan China Water Recycle Technology Industry Co., Ltd. amounted to $2,531,998.

When Langfang Duoyuan was established and was building its plants, Duoyuan China Information Technology Industry Co., Ltd., of which Mr. Wenhua Guo is a sole shareholder, helped Langfang Duoyuan to pay the municipal infrastructure allocation fee and helped to pay utilities bills such as electricity, water, heat steam, waster water treatment, etc.  The total amount accumulated to $4,598,000, which became related-party payable by Duoyuan China to Duoyuan China Information Technology Industry Co., Ltd.  As of June 30, 2005, these payable had been reduced.

Description of Securities

The following statements are qualified in their entirety by reference to the detailed provisions of our Articles of Incorporation and Bylaws.  The shares issued to Duoyuan Investments pursuant to the Equity Transfer Agreement are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock and Preferred Stock

The Company’s Articles of Incorporation, as amended, authorize the Company to issue 101,000,000 shares of stock, including 100,000,000 common stock and 1,000,000 preferred; each share has a par value of $0.001.  Upon the conversion of the two convertible notes, the Company had 3,500,000 shares of common stock issued and outstanding.  Upon the Closing of the Equity Transfer, the Company has 50,600,462 shares of common stock issued and outstanding.  The holders of the Company’s common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders.  The shares of common stock do not carry cumulative voting rights in the election of directors.

Stockholders of the Company have no pre-emptive rights to acquire additional shares of common stock or other securities.  The common stock is not subject to redemption rights and carries no subscription or conversion rights.  In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.  All shares of the common stock now outstanding are fully paid and non-assessable.

Currently, our securities are not subject to any registration rights or lock-up arrangement.

Options and Warrants

There are no outstanding options, warrants or calls to purchase any of the authorized securities of the Company.  However, our Board of Directors may later determine to authorized options and warrants.

Provisions Affecting Change of Control

There is no provision in the Company’s Articles of Incorporation, as amended, or Bylaws, as amended, that would delay, defer, or prevent a change in control of the Company.

Trading Information

Our common stock is not currently traded on any stock exchange or electronic quotation system.  We intend to apply to have our common stock listed for trading on a national or regional stock exchange as soon as practicable, provided that we satisfy all necessary initial listing requirements.  We cannot be certain that any of these applications will be approved.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholders Matters

Currently there is no public trading market for the Company’s securities.  No dividends have been declared or paid on the Company’s securities.

Item 3.02.          Unregistered Sales of Equity Securities

On August 20, 1998, we issued 473,250 shares of unregistered and restricted shares of the Company for services rendered, as follows.  These shares were issued relying on the exemptions under Regulation D of the Securities Act of 1933, as amended.

Name of Investor	Shares of Common Stock
Magellan Capital Corp.	225,000
Magellan Litigation Corp.	76,500
Dempsey K. Mork	75,000
Randall A. Baker	30,750
Robert J. Filiatreaux	37,500
Norbert L. Le Boeuf	28,500
TOTAL SHARES ISSUED	473,250

Item 5.01.          Changes in Control

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

Item 5.02.          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

Item 5.03.          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

We plan to make an amendment to our Articles of Incorporation to change our name from “Asian Financial, Inc.” to “Duoyuan Digital Printing Holdings Company” (tentative).  The amendment to our Articles of Incorporation may be subject to the approval of stockholders and will become effective upon filing of the amendment with the Secretary of State of the State of Wyoming.

Prior to the Equity Transfer, the fiscal year end of the Company was December 31, and the fiscal year end of Duoyuan China was June 30.  On July 18, 2006, the board of directors determined to change our fiscal year to June 30.  Such change was approved by a majority of our shareholders.  We filed an annual report on Form 10-KSB to report the potential equity transfer for the six month transition period ended June 30, 2006.

Item 5.06.          Change in Shell Company Status

Reference is made to the disclosure set forth under Items 1.01 of this report, which disclosure is incorporated herein by reference.  As a result of the closing of the Equity Transfer and completion of the acquisition of Duoyuan, we believe that the Company is no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 7.01.          Regulation FD

Business Outlook

In this report, we are providing guidance for the net income of the Company, after giving effect to the Equity Transfer, for the fiscal year ending June 30, 2007 and on a preliminary basis for the fiscal year ending June 30, 2008.

The business outlook are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements about the current expectations, beliefs, intentions or strategies regarding the future of the Company.  Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.  These include, among others, statements relating to the Company’s future expectations, performance, plans, and prospects, as well as assumptions about future events.  All forward-looking statements included in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  The forward-looking statements contained herein involve risks and uncertainties discussed under the heading “Risk Factors” below.  The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of such factors, including those set forth in this report.

We expect our net income for the fiscal year ending June 30, 2007 will approximately $16 million, representing an estimated increase of up to approximately 30% compared to the fiscal year ended June 30, 2006.  We further project, on a preliminary basis, that our net income will reach $23.9 million for the fiscal year ending June 30, 2008.

Item 9.01.          Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

1.  Audited financial statements of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. for the fiscal years ended June 30, 2005 and 2004 were filed with the current report on Form 8-K filed on September 6, 2006.

2.  Unaudited financial statements of Duoyuan Digital Printing Technology Industry (China) Co., Ltd. for the nine months interim periods ended March 31, 2006 and June 30, 2005 were filed with the current report on Form 8-K filed on September 6, 2006.

(c) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Equity Transfer Agreement, dated August 31, 2006, between the Asian Financial, Inc. and Duoyuan Investments Limited (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

3.1	Articles of Incorporation of the Registrant (incorporated by reference from Registration Statement on Form 10-SB filed on August 24, 1999).
3.2	Bylaws of the Registrant (incorporated by reference to the Registrant’s Form 10SB filed on September 10, 1999).
10.1	Loan Agreement, dated July 29, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China .
10.2	Loan Agreement, dated September 3, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China.
10.3	Loan Agreement, dated September 22, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China.
10.4	Loan Agreement, dated November 16, 2005, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China.
10.5	Loan Agreement, dated February 24, 2006, between Duoyuan Digital Printing Technology Industry (China) Co., Ltd. and Agricultural Bank of China.
10.6	Lease Agreement between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Digital Printing Technology Industry (China) Co. Ltd. (incorporated by reference from the current report on Form 8-K filed on September 6, 2006)
10.7	Form of Employment Agreement (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).
10.8	Share Transfer Agreement, dated October 16, 2005, between Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute and Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

10.9	Maximum Credit Guaranty made by Hunan Duoyuan Printing Technology Industry (China) Co., Ltd. in favor of Agricultural Bank of China (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

10.10	Maximum Credit Guaranty made by Hunan Duoyuan Printing Machinery Co., Ltd. in favor of Agricultural Bank of China (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

21.1	Subsidiaries of the Duoyuan (incorporated by reference from the current report on Form 8-K filed on September 6, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 6, 2006
Asian Financial, Inc.

By: /s/ Wenhua Guo
Name: Wenhua Guo
Title: Chief Executive Officer